Exhibit 10.1
Execution Version
TERM CREDIT AGREEMENT
dated as of April 10, 2026,
among
ECOLAB INC.,
as Borrower,
THE FINANCIAL INSTITUTIONS NAMED HEREIN,
as Lenders, and
CITIBANK, N.A.,
as Administrative Agent

CITIBANK, N.A.,
as Sole Arranger and Sole Bookrunner

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iii

ANNEX A    Commitments
EXHIBIT A    Form of Note
EXHIBIT B-1    Form of Notice of Borrowing
EXHIBIT B-2    Form of Notice of Prepayment
EXHIBIT C    Form of Assignment and Acceptance
EXHIBIT D    Form of Subsidiary Guaranty
EXHIBIT E    Form of Solvency Certificate

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TERM CREDIT AGREEMENT dated as of April 10, 2026 (this “Agreement”), among ECOLAB INC., a Delaware corporation (the “Borrower”), the financial institutions party hereto as Lenders from time to time and CITIBANK, N.A., as administrative agent (the “Agent”).
The parties hereto agree as follows:
ARTICLE 1
Definitions and Accounting Terms
Section 1.01.    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Act” has the meaning specified in Section 9.17.
“Adjusted Daily Simple SOFR” means an interest rate per annum equal to Daily Simple SOFR; provided that if the Adjusted Daily Simple SOFR as so determined would be less than zero, such rate shall be deemed to be zero.
“Adjusted Term SOFR” means, for any Interest Period, an interest rate per annum equal to the Term SOFR for such Interest Period; provided that if the Adjusted Term SOFR as so determined would be less than zero, such rate shall be deemed to be zero.
“Administrative Questionnaire” means an administrative questionnaire in substantially the form approved by the Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, when used with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
“Agent” has the meaning set forth in the introductory paragraph.
“Agreement” has the meaning set forth in the introductory paragraph.
“Ancillary Document” has the meaning specified in Section 9.11(b).
“Applicable Base Rate Margin” has the meaning specified in Section 2.10(a).
“Applicable Daily Simple SOFR Margin” has the meaning specified in Section 2.10(b).
“Applicable Term SOFR Margin” has the meaning specified in Section 2.10(c).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means Citibank, N.A., in its capacity as sole arranger and sole bookrunner in respect of the credit facility established hereunder.
“Assignment and Acceptance” means an assignment and acceptance in substantially the form of Exhibit C hereto pursuant to which a Lender assigns all or a portion of such Lender’s rights and obligations under this Agreement in accordance with the terms of Section 9.08.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments pursuant to Section 6 or otherwise in accordance with the terms of this Agreement.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(b)(iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) Adjusted Term SOFR for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. For the purpose of this definition, Adjusted Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. (Chicago time) on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.12 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.12(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. If the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.
“Base Rate Loan” means a Loan which bears interest at a rate determined by reference to the Base Rate.
“Benchmark” means, initially, with respect to (a) any Daily Simple SOFR Loan, the Daily Simple SOFR or (b) any Term SOFR Loan, Term SOFR; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(b)(i).
“Benchmark Replacement” means, for any Available Tenor, the sum of (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term SOFR Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(b) and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.
“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago; provided that, in relation to Daily Simple SOFR Loans and Term SOFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any Daily Simple SOFR Loan or any Term SOFR Loan, as applicable, or any other dealings with respect to such Daily Simple SOFR Loan or such Term SOFR Loan, as applicable, such day shall also be a U.S. Government Securities Business Day.
“Capital Lease” means each lease that has been or is required to be, in accordance with GAAP in effect on November 28, 2017, classified and accounted for as a capital lease or finance lease; provided, however, that all leases of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the ASU 2016-02 (ASC 842, Leases) shall continue to be treated as operating leases (and any future lease that would have been treated as an operating lease for purposes of GAAP prior to the issuance of ASC 842 shall be treated as an operating lease), in each case for purposes of this Agreement.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Lender for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50%

or more of the aggregate ordinary voting power represented by the issued and outstanding shares of stock of the Borrower.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Commitment” means, for each Lender, the amount set forth opposite such Lender’s name on Annex A under the caption “Commitment” or, in the case of any Lender that shall have become a party hereto after the Effective Date, the amount set forth in the Assignment and Acceptance pursuant to which such Lender shall have acquired its Commitment, in each case, as such amount may be (a) reduced from time to time pursuant to Section 2.08, or (b) reduced or increased pursuant to assignments by or to such Lender pursuant to Section 9.08. The aggregate amount of the Commitments on the Effective Date is $4,750,000,000.
“Commitment Letter” means the commitment letter dated March 24, 2026, between Citigroup Global Markets Inc. and the Borrower.
“Commitment Termination Date” means the earliest to occur of (a) 11:59 P.M on the date that is five Business Days after the Outside Date, (b) the date of the consummation of the Frigeo Acquisition, effective immediately following such consummation, with or without the use of any proceeds of any Loans, (c) the Maturity Date and (d) (i) the date of any public announcement by the Borrower of the abandonment by the Borrower of the Frigeo Acquisition or (ii) the valid termination of the Frigeo Acquisition Agreement in accordance with the terms thereof prior to the consummation of the Frigeo Acquisition.
“Communications” has the meaning specified in Section 9.02(c).
“Consolidated EBITDA” means for any Measurement Period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such Measurement Period, (ii) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such Measurement Period, (iii) depreciation and amortization expense for such Measurement Period, (iv) other non-cash items of the Borrower and its Subsidiaries (including, but not limited to, non-cash charges, expenses and losses) decreasing Consolidated Net Income in such Measurement Period, except to the extent such non-cash charges are reserved for cash charges to be taken in the future, (v) non-recurring or unusual items (including, but not limited to, non-cash and cash charges, expenses and losses and any Special Charges) of the Borrower and its Subsidiaries reducing such Consolidated Net Income and (vi) other fees, charges and expenses paid in connection with any acquisition, disposition of assets, recapitalization, investment, issuance or repayment of Debt, issuance of equity interests, refinancing transaction or modification or amendment of any debt instrument, in each case of the foregoing, to the extent permitted under this Agreement, including any such transaction undertaken but not completed, in each case, incurred during such Measurement Period and payable in cash; and minus (b)

the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such Measurement Period and (ii) all non-cash items increasing Consolidated Net Income for such Measurement Period.
“Consolidated Interest Expense” means, for any period, interest expense in respect of Debt (including that attributable to Capital Leases), net of interest income, of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (a) interest on deferred compensation reported in respect of such Measurement Period, (b) any income or expense in respect of such period associated with spot-to-forward differences or points on foreign currency swap transactions that are included in interest income or expense as a result of Statement of Financial Accounting Standards No. 133, (c) fees and expenses paid by the Borrower and its Subsidiaries in connection with credit card arrangements, (d) fees and expenses paid to rating agencies, (e) fees paid to banks, trust companies and finance entities with respect to operating accounts with such entities maintained by the Borrower or any of its Subsidiaries and (f) implicit interest with respect to earn-out obligations.
“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries for that period, as determined in accordance with GAAP.
“Consolidated Subsidiary” means at any date any Subsidiary the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements at such date in accordance with GAAP.
“Consolidated Tangible Assets” means, as of any date of determination, (a) the total assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, as set forth in the most recent financial statements delivered on or prior to such date pursuant to Section 5.01(b)(i) (or, prior to the first such delivery, referred to in Section 4.01(e)) or (ii) minus (b) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets, in each case to the extent included in clause (a).
“Convert”, “Conversion”, and “Converted” each refer to a conversion of Loans of one Type into Loans of another Type pursuant to Section 2.12 or 2.13.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” has the meaning specified in Section 9.22.
“Credit Rating” means, as of any date of determination, the available public ratings as determined by one or more Rating Agencies of the Borrower’s non-credit-enhanced, senior unsecured long-term debt (the “Reference Debt”); provided that (a) if the

Borrower shall not maintain a public Credit Rating of the Reference Debt from at least two Rating Agencies, the Credit Rating shall be deemed to be below BBB+ (S&P), Baa1 (Moody’s) and BBB+ (Fitch), (b) if the Borrower shall maintain a public rating of the Reference Debt from only two Rating Agencies, then the higher of such Credit Ratings shall apply, unless there is a split in Credit Ratings of more than one ratings level, in which case the Credit Rating that is one level lower than the higher of the Company’s two Credit Ratings shall apply, and (c) if the Borrower shall maintain a public Credit Rating of the Reference Debt from all three of the Rating Agencies, (i) if (x) two Credit Ratings are equivalent and the third Credit Rating is lower, the higher Credit Rating shall apply, (y) two Credit Ratings are equivalent and the third Credit Rating is higher, the lower Credit Rating shall apply and (z) no Credit Ratings are equivalent, the Credit Rating that is neither the highest nor the lowest Credit Rating shall apply.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is three (3) U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Daily Simple SOFR Borrowing” means a Borrowing comprised of Daily Simple SOFR Loans.
“Daily Simple SOFR Loan” means a Loan which bears interest at a rate determined by reference to the Adjusted Daily Simple SOFR.
“Debt” means (but without duplication of any item) (a) indebtedness for borrowed money; (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations to pay the deferred purchase price of property or services, excluding trade obligations and other accounts payable arising in the ordinary course of business; (d) obligations as lessee under Capital Leases; and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above; provided that upon the defeasance or satisfaction and discharge of Debt in accordance with the terms of such Debt, such Debt will cease to be “Debt” hereunder (for the avoidance of doubt, including upon the giving or mailing of a notice of redemption and redemption funds being deposited with a trustee or paying agent or otherwise segregated or held in trust or under an escrow or other funding arrangement for the sole purpose of repurchasing, redeeming, defeasing, repaying, satisfying and discharging, or otherwise acquiring or retiring such Debt in accordance with the terms of such Debt).
“Debt Incurrence” means (a) any issuance and sale of any bonds, debentures, notes or other debt securities of the Borrower or any Subsidiary (including the Senior Notes and any debt securities convertible or exchangeable into equity securities or hybrid debt-equity securities), (b) any incurrence by the Borrower or any Subsidiary of any other indebtedness for borrowed money, in each case, other than (i) the Loans, (ii) borrowings under the Revolving Credit Agreement, provided that the aggregate amount of Debt excluded pursuant to this clause (ii) shall not exceed an amount equal to the aggregate amount of commitments (whether used or unused) in effect under the Revolving Credit Agreement as of the Effective Date (it being understood that incurrence of any such Debt on a revolving basis following a prepayment thereof shall not be double counted for purposes of this proviso), (iii) intercompany indebtedness among the Borrower and/or the Subsidiaries, (iv) capital leases, letters of credit, foreign subsidiary working capital facilities, hedge liabilities, purchase money and equipment financings and other similar obligations, in each case, incurred in the ordinary course of business, (v) commercial paper issuances by the Borrower and/or the Subsidiaries, (vi) receivables securitization financings, (vii) any indebtedness relating to pooled deposits or sweep accounts to permit satisfaction of overdraft or similar obligations, (viii) any Debt of the Frigeo Acquired Business permitted to be incurred by the Frigeo Acquired Business prior to the Frigeo Acquisition Closing Date, or permitted to remain outstanding on the Frigeo Acquisition Closing Date, in each case, under the Frigeo Acquisition Agreement, and (ix) any other Debt incurred since the Effective Date in an aggregate principal amount not exceeding $100,000,000.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, receivership, insolvency, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Defaulting Lender” means, subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (each such condition precedent, together with any applicable default, to be specifically identified in such writing), or (ii) pay to the Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent or the Borrower that it will comply with its funding obligations (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Dollars” and the sign “$” each mean lawful money of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 3.01 are satisfied (or waived in accordance with Section 9.01), which date the parties hereto acknowledge is the date hereof.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate or Approved Fund of a Lender and (c) any other financial institution subject to the consents otherwise required by Section 9.08; provided that Eligible Assignee shall not include (i) the Borrower or any of the Borrower’s Affiliates, (ii) any Defaulting Lender or any of its Subsidiaries or any Person that, upon becoming a Lender hereunder, would constitute any of the foregoing Persons or (iii) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).
“Environmental Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, or binding judgment, order, injunction, decree or requirement of any Governmental Authority relating to protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata, sediment and natural resources), or the generation, handling, use, presence, treatment, storage, disposal or Release of, or exposure to, any toxic or hazardous materials or wastes.
“Equity Issuance” means the issuance and sale of any equity securities by the Borrower (including any securities convertible or exchangeable into or exercisable for equity securities or other equity-linked securities), other than (a) issuances pursuant to employee stock plans, compensation plans or other benefit or employee or director incentive arrangements (including, for the avoidance of doubt, employee and director 401(k) plans), (b) equity securities issued or transferred directly (and not constituting cash proceeds of any issuance of such equity securities) as consideration in connection with any acquisition and (c) any reinvestment by employees of the Frigeo Acquired Business of cash proceeds of the consideration for the Frigeo Acquisition received by such employees into the equity interests of the Borrower.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any corporation, trade or business that is considered a single employer with the Borrower or any of its Subsidiaries for purposes of Section 414 of the Internal Revenue Code or under common control with the Borrower or any of its Subsidiaries for purposes of Section 4001(a)(14) of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Events of Default” has the meaning specified in Section 6.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Period” has the meaning specified in Section 2.15(d).
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FCPA” has the meaning specified in Section 4.01(r).
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Letter” means the fee letter dated March 24, 2026, between Citigroup Global Markets Inc. and the Borrower.
“Fitch” means Fitch Ratings, Inc. and any successor thereto.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of Adjusted Term SOFR or the Adjusted Daily Simple SOFR shall be zero.
“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law or in excess of the amount that would be permitted absent a waiver from the applicable Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by the applicable Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence by the Borrower, any Subsidiary or any Affiliate of any liability under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Borrower, any Subsidiary or any Affiliate, or the imposition on the Borrower, any Subsidiary or any Affiliate of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.
“Foreign Pension Plan” means any benefit plan described in Section 4(b)(4) of ERISA maintained for employees of the Borrower or any Subsidiary that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.
“Frigeo” means Frigeo Holdings LLC, a Delaware limited liability company.
“Frigeo Acquired Business” means Frigeo and its Subsidiaries.

“Frigeo Acquisition” means the direct or indirect acquisition of equity interests of Frigeo.
“Frigeo Acquisition Agreement” means the Agreement and Plan of Merger, dated as of March 20, 2026 (together with the exhibits and annexes thereto, the disclosure letters referred to therein, the ancillary agreements referred to therein and all related documents), by and among the Borrower, Ecolab U.S. 15 LLC, Frigeo and KKR Frigeo Aggregator L.P. (solely in its capacity as equityholder representative).
“Frigeo Acquisition Closing Date” means the date of the consummation of the Frigeo Acquisition.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funding Date” means the date, on or after the Effective Date, on which the conditions specified in Section 3.02 are satisfied (or waived in accordance with Section 9.01).
“GAAP” means generally accepted accounting principles in the United States of America which are in effect from time to time.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Hazardous Materials” means any material or substance regulated or controlled as a hazardous or toxic substance, material or waste, or as a pollutant or contaminant, or words of similar import, under any Environmental Law, including petroleum and petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, and infectious or biohazardous waste.
“Indemnified Party” has the meaning specified in Section 9.12(a).
“Indemnified Taxes” has the meaning specified in Section 2.20(a).
“Information” has the meaning specified in Section 9.13.
“Interest Period” means with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan), as the Borrower may elect in the related notice delivered pursuant to Section 2.02; provided, however, that (a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and any successor law.
“Lender-Related Person” means the Agent, the Arranger and any Lender and any Related Party of any of the foregoing Persons.
“Lenders” means the financial institutions listed on the signature pages hereof and any assignee of a Lender pursuant to an Assignment and Acceptance, but excluding any former Lender that has assigned all of its rights and obligations hereunder pursuant to an Assignment and Acceptance.
“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” or “Address” in its Administrative Questionnaire or such other office of such Lender located within the United States of America as such Lender may from time to time specify to the Borrower and the Agent. Without limitation of the foregoing, any Lender may, at its option, make any Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” has the meaning specified in Section 5.02(a).
“Loan Documents” means this Agreement, any Subsidiary Guaranty and, other than for purposes of Section 9.01, any Notes.
“Loan Party” means the Borrower and any Subsidiary Guarantor.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Majority Lenders” means, at any time, Lenders having Commitments representing more than 50% of all the Commitments in effect at such time or, if all the Commitments have terminated, Lenders holding Loans representing more than 50% of the aggregate principal amount of all Loans outstanding at such time; provided that the

Commitment and Loans of any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.
“Margin Stock” has the meaning specified in Regulation U issued by the Federal Reserve Board.
“Material Adverse Effect” means (a) a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, or (b) a material impairment of the ability of the Borrower to perform its payment obligations under this Agreement or any Note.
“Maturity Date” means December 31, 2026.
“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date.
“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any of its ERISA Affiliates has within the current plan year or any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which the Borrower or any of its ERISA Affiliates, and more than one employer other than the Borrower or any of its ERISA Affiliates, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or any of its ERISA Affiliates made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.
“Net Cash Proceeds” means:
(a)    with respect to any Debt Incurrence, the cash proceeds actually received by the Borrower or any Subsidiary (or for purposes of any required reduction in Commitments prior to the Funding Date, received in escrow where the conditions to release from escrow thereunder are no less favorable to the Borrower or are more favorable to the Borrower than the conditions set forth herein in Section 3.02, as determined in good faith by the Borrower) in connection with such Debt Incurrence, net of the sum, without duplication, of all underwriting or issuance discounts and commissions, attorneys’ fees, investment banking fees, accountants’ fees and other reasonable fees and expenses incurred by the Borrower or any Subsidiary in connection therewith;
(b)    to the extent not duplicative of clause (a) above, with respect to any Equity Issuance, the cash proceeds actually received by the Borrower in connection with such Equity Issuance, net of the sum, without duplication, of all underwriting or issuance discounts and commissions, attorneys’ fees, investment banking fees, accountants’ fees and other reasonable fees and expenses incurred by the Borrower in connection therewith; and

(c)    with respect to any Reduction/Prepayment Event referred to in clause (c) of the definition of such term, the cash proceeds actually received by the Borrower or any Subsidiary in connection with such transaction (including any such cash proceeds received by way of deferred payment of principal pursuant to, or by monetization of, a note receivable or otherwise, but only as and when received), net of the sum, without duplication, of (i) the amount of all payments (including any premiums or penalties) required to be made by the Borrower or any of the Subsidiaries as a result of such transaction to repay Debt secured by a Lien on such assets and subject to mandatory prepayment as a result of such transaction, (ii) all attorneys’ fees, investment banking fees, accountants’ fees and other reasonable fees and expenses actually incurred by the Borrower or the Subsidiaries in connection with such transaction, (iii) Taxes paid or reasonably estimated by the Borrower to be payable by the Borrower or any Subsidiary as a result of such transaction and (iv) the amount of any reserves established by the Borrower in accordance with GAAP to fund purchase price adjustment, indemnities and other liabilities, contingent or otherwise, reasonably estimated by the Borrower to be payable by the Borrower or any Subsidiary in connection with such transaction, provided that if a reserve established with respect to any transaction as described in this clause (iv) shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of Net Cash Proceeds in respect of such transaction; provided, further, that if the Borrower shall, prior to the date of any required reduction in the Commitments or the date of any required prepayment of Loans as set forth herein, deliver to the Agent a written notice to the effect that the Borrower and the Subsidiaries intend to reinvest any such cash proceeds that would otherwise constitute Net Cash Proceeds under this clause (c) within 180 days of the actual receipt thereof in long-term assets used in the business of the Borrower and/or its Subsidiaries (the amount of such cash proceeds so specified in such notice being referred to as a “Reinvestment Amount”), then such Reinvestment Amount shall not constitute Net Cash Proceeds under this clause (c) until, and then only to the extent that, such Reinvestment Amount is not so reinvested within 180 days following the date of the actual receipt of such cash proceeds, at which time the portion of such Reinvestment Amount not so reinvested shall then be deemed to have been received at such time to such extent and shall constitute Net Cash Proceeds.
“Note” means a promissory note of the Borrower payable to any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender to the Borrower.
“Notice of Borrowing” has the meaning specified in Section 2.02(a).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m.

(New York City time) on such day received by the Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” has the meaning specified in Section 9.08(c).
“Other Taxes” has the meaning specified in Section 2.20(b).
“Outside Date” means September 16, 2026; provided that (i) if the failure to consummate the transactions contemplated by the Frigeo Acquisition Agreement by the Outside Date is solely a result of a continuing investigation by a Governmental Entity under Antitrust Laws or the applicable waiting period under the HSR Act or other Antitrust Laws relating to the transactions contemplated by the Frigeo Acquisition Agreement not having expired or been terminated, then, upon written notice and election provided by either Frigeo or the Borrower, the Outside Date shall automatically be extended once for an additional 180 calendar days thereafter and (ii) the Outside Date shall automatically be extended by a number of days equal to the duration of any Closing Extension Period. Each capitalized term in this definition of “Outside Date” that is not defined herein has its meaning specified in the Frigeo Acquisition Agreement as in effect on March 20, 2026.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant Register” has the meaning specified in Section 9.08(e).
“Payment” has the meaning assigned to it in Section 7.10(a).
“Payment Notice” has the meaning assigned to it in Section 7.10(b).
“Payment Office” means the office of the Agent located at One Penns Way, Ops II, Floor 2, New Castle, Delaware 19720 or such other office of the Agent as shall be from time to time selected by it by written notice to the Borrower and the Lenders.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit plan, other than a Multiemployer Plan, which is (or, within the current plan year or preceding five plan years, was) maintained for employees of the Borrower or any of its ERISA Affiliates and subject to Title IV of ERISA.
“Platform” has the meaning specified in Section 9.02(c).
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Priority Debt” means Debt owed by a Subsidiary excluding (i) with respect to any Subsidiary Guarantor that provides a guarantee of the Obligations that is not subject to a cap as contemplated by the definition of Subsidiary Guaranty, all Debt of such Subsidiary Guarantor and (ii) with respect to any Subsidiary Guarantor that provides a guarantee of the Obligations that is subject to a cap as contemplated by the definition of Subsidiary Guaranty, the Debt of such Subsidiary Guarantor up to the amount of such cap.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Bank” has the meaning specified in Section 9.02.
“Qualifying Term Loan Facility” means a term loan facility entered into by the Borrower for the purpose of financing the Transactions that is subject to conditions precedent to funding that are no less favorable to the Borrower than the conditions set forth herein to the funding of the Loans, as determined by the Borrower in its reasonable discretion.
“Rating Agency” means each of S&P, Moody’s and Fitch.
“Reduction/Prepayment Event” means (a) any Debt Incurrence, (b) any Equity Issuance and (c) any sale or other disposition by the Borrower or any Subsidiary of any property or assets after the Effective Date (including any sale and leaseback transaction and sales or issuances of equity interests in any Subsidiary, but excluding proceeds of any casualty loss or damage to, or any condemnation of, any property or asset of the Borrower or any Subsidiary) outside the ordinary course of business, other than (i) sales, issuances and other dispositions between or among the Borrower and its Subsidiaries and (ii) sales and other dispositions the Net Cash Proceeds of which do not exceed $100,000,000 in any transaction or series of related transactions.
“Reference Debt” has the meaning specified in the definition of “Credit Rating”.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is Term SOFR, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (b) if such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting or (c) if such Benchmark is neither Term SOFR nor Daily Simple SOFR, the time determined by the Agent in its reasonable discretion.
“Register” has the meaning specified in Section 9.08(c).
“Reinvestment Amount” has the meaning specified in the definition of “Net Cash Proceeds”.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees and agents of such Person and of such Person’s Affiliates.
“Release” means any spilling, leaking, seeping, depositing, dispersing, migrating, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, emptying, or disposing through, into or upon any soil, sediment, subsurface strata, surface water, groundwater, drinking water or ambient air.
“Relevant Governmental Body” means the Federal Reserve Board, the NYFRB and/or the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Relevant Rate” means (a) with respect to any Term SOFR Borrowing, the Adjusted Term SOFR or (b) with respect to any Daily Simple SOFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.
“Removal Effective Date” has the meaning specified in Section 7.06(c).
“Rescindable Amount” has the meaning as defined in Section 2.17(d).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Agent.
“Revolving Credit Agreement” means the Fourth Amended and Restated Multicurrency Credit Agreement dated as of March 24, 2025, among the Borrower, the financial institutions party thereto as Lenders from time to time, the financial institutions party thereto as issuing Lenders from time to time, Bank of America, N.A., as Agent for the Lenders and issuing Lenders thereunder and as swingline bank, and Citibank, N.A., JPMorgan Chase Bank, N.A. and MUFG Bank, LTD, as co-syndication agents.
“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor thereto.
“Sanctioned Jurisdiction” has the meaning specified in Section 4.01(q).
“Sanctions” has the meaning specified in Section 4.01(q).
“Securities Act” means the Securities Act of 1933, as amended.
“Senior Notes” means the issuance of one or more series of senior unsecured notes by the Borrower through one or more public offerings or private placements.
“Significant Subsidiary” has the meaning assigned to such term in Regulation S-X issued pursuant to the Securities Act and the Exchange Act.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvent” means, with respect to any Person on a consolidated basis on any date of determination, that on such date (a) have property with fair value greater than the total amount of their debts and liabilities, contingent, subordinated or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which they have unreasonably small capital.
“Special Charges” means, without duplication, charges, expenses and losses in connection with: (a) non-ordinary course dispositions of assets, businesses or divisions (or a portion thereof), (b) casualty events, (c) restructurings, severance and facility, plant and business closures and consolidations, (d) litigation, judgments and settlements, (e) the retirement or extinguishment of debt or other non-recurring finance activities,

(f) remediation of Hazardous Materials contamination, (g) acquisitions and integration activities, (h) COVID-19 activities (excluding, for the avoidance of doubt, lost revenue), (i) pension curtailments and settlements, (j) natural disasters and (k) discontinued operations.
“Subsidiary” means any corporation or other entity of which securities or other interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly (through one or more Subsidiaries) owned or controlled by the Borrower.
“Subsidiary Guarantor” means each Subsidiary that guarantees the obligations of the Borrower hereunder pursuant to a Subsidiary Guaranty or other documentation in form and substance reasonably satisfactory to the Agent.
“Subsidiary Guaranty” means a subsidiary guaranty agreement substantially in the form of Exhibit D hereto or otherwise in form and substance reasonably satisfactory to the Agent pursuant to which the Subsidiary Guarantor guarantees the obligations of the Borrower hereunder. It is understood and agreed that the Borrower may cap the aggregate amount of the Obligations that are guaranteed by the Subsidiary Guarantors to an amount of not less than $1,000,000,000. Each Subsidiary Guaranty shall further provide that the Subsidiary Guarantor thereunder shall be released at the written request of the Borrower so long as, immediately after giving effect to such release, no Event of Default shall be continuing, and that the Agent shall, at the Borrower’s expense, execute and deliver such documents as the Borrower may reasonably request to evidence such release.
“Taxes” has the meaning specified in Section 2.20(a).
“Term SOFR” means, with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m. (Chicago time) two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Borrowing” means a Borrowing comprised of Term SOFR Loans.
“Term SOFR Determination Day” has the meaning specified in the definition of Term SOFR Reference Rate.
“Term SOFR Loan” means a Loan which bears interest at a rate determined by reference to the Adjusted Term SOFR.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then the Term SOFR

Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.
“Termination Event” means (a) a “reportable event,” as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC or with respect to which such notice has been waived), or an event described in Section 4062(e) of ERISA, or (b) the withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan or Multiple Employer Plan during a plan year in which it was a “substantial employer”, as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Borrower or any of its ERISA Affiliates under Section 4064 of ERISA upon the termination of a Multiemployer Plan or Multiple Employer Plan, (c) the imposition of any liability under Title IV of ERISA with respect to the termination of any Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, (d) the failure, with respect to any Plan, to satisfy the minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA, (e) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Plan, (f) the imposition of a lien under Section 303(k) of ERISA or Section 412(c) of the Internal Revenue Code with respect to any Plan, (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Internal Revenue Code), (h) the receipt of written notification by the Borrower or any of its ERISA Affiliates that a Multiemployer Plan is “insolvent” (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status (each within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA), (i) the distribution of a notice of intent to terminate a Plan under a distress termination pursuant to Sections 4041(a)(2) and 4041(c) of ERISA, (j) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (k) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
“Ticking Fee” has the meaning specified in Section 2.07(a).
“Ticking Fee Accrual Period” has the meaning specified in Section 2.07(a).
“Transactions” means, collectively, the Frigeo Acquisition, the funding of the Loans and the payment of fees, costs and expenses incurred in connection with the foregoing.
“Treasury Regulations” means the final and temporary (but not proposed) tax regulations promulgated under the Internal Revenue Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Base Rate, the Adjusted Term SOFR or the Adjusted Daily Simple SOFR.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undisclosed Administration” means, with respect to any Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law of the country where such Lender is subject to home jurisdiction if applicable law requires that such appointment is not to be publicly disclosed.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary in which all of the shares of capital stock or other equity interests are, at the time, directly or indirectly owned by the Borrower; provided that up to 10% of each class of such shares of capital stock or other equity interests may be directors’ qualifying shares or shares or equity interests issued by such Subsidiary under employee compensation or incentive plans.
“Withdrawal Liability” shall have the meaning given such term under Part 1 of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02.    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
Section 1.03.    Accounting Terms and Change in Accounting Principles. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. If any changes in accounting principles from those used in the preparation of the financial statements referred to in Section 4.01(e) are hereafter required or permitted by GAAP and are adopted by the Borrower with the agreement of its independent registered public accounting firm and such changes result in a change in the components of the calculation of any of the financial covenants, standards or terms found in Article 5 hereof, the Borrower and the Agent agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such changes as if such changes had not been made; provided, however, that no change in GAAP that would affect the components of the calculation of any of such financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Agent, to so reflect such change in accounting principles. Without limiting the generality of the foregoing, any sale of accounts receivable, chattel paper, instruments, general intangibles and related equipment or inventory or any other assets by the Borrower or any Subsidiary which constitutes a sale of such assets under GAAP as in effect from time to time and any related third party transfer or financing with respect to such assets shall not constitute Debt under this Agreement or the grant of a Lien on such assets for purposes of this Agreement. Notwithstanding anything in the second sentence of this Section to the contrary, (x) whether any such sale constitutes a sale shall be determined by SFAS 140 or any successor pronouncement from and after its respective effective date and (y) all leases of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the ASU 2016-02 (ASC 842, Leases) shall continue to be treated as operating leases (and any future lease that would have been treated as an operating lease for purposes of GAAP prior to the issuance of ASC 842 shall be treated as an operating lease), in each case for purposes of this Agreement.
Section 1.04.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental

Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement, the other Loan Documents and the Frigeo Acquisition Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified, and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.
Section 1.05.    Interest Rates; Benchmark Notification. The interest rate on any Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.12(b) provides a mechanism for determining an alternative rate of interest. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.06.    Division. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
Section 1.07.    Effectuation of Transactions. All references herein to the Borrower and the Subsidiaries on the Frigeo Acquisition Closing Date shall be deemed to be references to such Persons, and all the representations and warranties of the Borrower contained in this Agreement shall be deemed made on the Frigeo Acquisition Closing Date, in each case, after giving effect to the Frigeo Acquisition and the related transactions consummated on such date, unless the context otherwise expressly requires.
ARTICLE 2
Amounts and Terms of the Loans
Section 2.01.    The Loans. (a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, during the Availability Period, to make a Loan, denominated in Dollars, to the Borrower on the Funding Date as the Borrower may request, in a single borrowing, in a principal amount not to exceed such Lender’s Commitment.
(b)    Each Loan shall be made on the Funding Date as part of a Borrowing comprised of Loans of the same Type made by the Lenders ratably according to their respective Commitments.
(c)    Amounts repaid or prepaid in respect of any Loan may not be reborrowed.
Section 2.02.    Making the Loans. (a) The Borrowing on the Funding Date shall be made on notice given by the Borrower to the Agent (i) in the case of a Borrowing comprised of Term SOFR Loans, not later than 11:00 a.m. (New York City time) three (3) Business Days prior to the Funding Date, (ii) in the case of a Borrowing comprised of Daily Simple SOFR Loans, not later than 11:00 a.m. (New York City time) three (3) Business Days prior to the Funding Date, and (iii) in the case of a Borrowing comprised of Base Rate Loans, not later than 12:00 noon (New York City time) on the Funding Date.
Such notice of Borrowing (the “Notice of Borrowing”) shall be signed by a Responsible Officer of the Borrower, delivered in a manner specified in Section 9.02 and shall be in substantially the form of Exhibit B-1 hereto (or such other form as may be approved by the Agent), specifying therein (1) the requested date of the Borrowing (which shall be the Funding Date), (2) the Type of Loans comprising the Borrowing, (3) the aggregate amount of such Borrowing and (4) the location and number of the Borrower’s account (or an account designated by the Borrower) to which funds are to be disbursed. Following its receipt of the Notice of Borrowing, the Agent shall give each Lender prompt notice thereof in a manner specified in Section 9.02.

(b)    Each Lender shall make available for the account of its Lending Office to the Agent before 10:00 a.m. (New York City time) (or, in the case of a Borrowing comprised of Base Rate Loans, if the Notice of Borrowing shall have been given on the Funding Date, before 4:00 p.m. (New York City time)) on the Funding Date, at such account maintained at the Payment Office as shall have been notified by the Agent to the Lenders prior thereto and in same day funds, such Lender’s ratable portion of such Borrowing in Dollars. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.02, the Agent will make such funds available to the Borrower by promptly remitting the amounts so received, in like funds, to such account as shall be designated in the Notice of Borrowing.
(c)    The Notice of Borrowing shall be irrevocable and binding on the Borrower; provided that, at the Borrower’s option, the Notice of Borrowing may be conditioned on the consummation (or substantially concurrent consummation) of the Frigeo Acquisition on the date of the requested Borrowing, in which case such Notice of Borrowing may be withdrawn by the Borrower by notice to the Agent, which must be received by the Agent not later than 11:00 a.m. (New York City time) on the date of the requested Borrowing. If the Notice of Borrowing specifies that the Borrowing on the Funding Date is to be comprised of Term SOFR Loans or Daily Simple SOFR Loans, the Borrower shall indemnify each Lender, after receipt of a written request by such Lender setting forth in reasonable detail the basis for such request, against any loss (but excluding loss of any Applicable Term SOFR Margin or Applicable Daily Simple SOFR Margin, as applicable), cost or expense reasonably incurred by such Lender as a result of any failure to fulfill on or before the date specified in the Notice of Borrowing for such Borrowing the applicable conditions set forth in Section 3.02 or any withdrawal of such Notice of Borrowing as contemplated above, including, without limitation, any loss (but excluding loss of any Applicable Term SOFR Margin or Applicable Daily Simple SOFR Margin, as applicable), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure or such withdrawal, is not made on such date.
(d)    Unless the Agent shall have received notice from a Lender prior to the date of the Borrowing on the Funding Date that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to it on the date of such Borrowing in accordance with subsection (b) of this Section 2.02 and it may, in reliance upon such assumption, make (but shall not be required to make) available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at (i) in the case of the Borrower, the interest rate applicable to Base Rate Loans and (ii) in the case of such Lender, the greater of (x) the NYFRB Rate and (y) a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
(e)    The failure of any Lender to make the Loan to be made by it as part of the Borrowing on the Funding Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the Funding Date.
(f)    After giving effect to the Borrowing on the Funding Date, all Conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than eight (8) Borrowings comprised of Term SOFR Loans or Daily Simple SOFR Loans.
Section 2.03.    [Reserved].
Section 2.04.    [Reserved].
Section 2.05.    [Reserved].
Section 2.06.    [Reserved].
Section 2.07.    Fees.
(a)    Ticking Fees. Subject to Section 2.24(a)(iii) the Borrower agrees to pay to the Agent, for the account of each Lender, a ticking fee (the “Ticking Fee”), which shall accrue at a rate per annum set forth below on the daily amount of such Lender’s Commitment during the period (the “Ticking Fee Accrual Period”) (i) from and including the Effective Date to but excluding (ii) the earlier of (A) the Funding Date and (B) the date on which the Commitment of such Lender terminates. Accrued Ticking Fees shall be payable in arrears on the last day of the Ticking Fee Accrual Period (or, if such day is not a Business Day, then on the next following Business Day). The Ticking Fees shall be determined on the basis of the Credit Ratings in effect on each day during the Ticking Fee Accrual Period, in accordance with the table set forth below. The rate per annum at which the Ticking Fee is calculated shall change when and as any Credit Rating changes.

Credit Rating From S&P/Moody’s/Fitch	Ticking Fee (rates per annum)
≥ A- / A3 / A-	6.0 bps
≤ BBB+ / Baa1 / BBB+	8.0 bps

(b)    Other Fees.
(i)    The Borrower shall pay to the Agent for its own account fees in the amounts and at the times set forth in the Fee Letter or otherwise separately agreed by them. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)    The Borrower shall pay to the Agent, for the account of each Lender, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
Section 2.08.    Termination or Reduction of the Commitments.
(a)    Unless previously terminated, the Commitment of each Lender shall automatically terminate on the earlier of (i) immediately after the making of the Loan by such Lender on the Funding Date and (ii) the Commitment Termination Date. The Borrower shall give the Agent notice of the occurrence of the Commitment Termination Date (other than on the account of clause (c) of the definition of such term) no later than the Commitment Termination Date.
(b)    The Borrower shall have the right, upon at least three (3) Business Days’ notice to the Agent and without premium or penalty, to terminate in whole or reduce in part the respective Commitments of the Lenders; provided, that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof; and provided further, that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.
(c)    In the event and on each occasion that, after the Effective Date and prior to the termination of all the Commitments, the Borrower or any Subsidiary receives any Net Cash Proceeds in respect of a Reduction/Prepayment Event, the Commitments shall, effective on the date of the receipt of such Net Cash Proceeds by the Borrower or any Subsidiary, automatically and permanently be reduced by an amount equal to 100% of such Net Cash Proceeds. The Borrower shall give the Agent notice of any reduction of the Commitments under this subsection (c) no later than the effective date of such reduction, specifying the effective date of such reduction and providing a reasonably detailed calculation of the amount thereof.
(d)    In the event and on each occasion that, after the Effective Date and prior to the Funding Date, the Borrower or any Subsidiary receives commitments in respect of any Qualifying Term Loan Facility, the Commitments shall, upon the effectiveness of the documentation for such Qualifying Term Loan Facility and the receipt by Agent of a notice from the Borrower that such term loan credit facility constitutes a Qualifying Term Loan Facility, automatically and permanently be reduced by an amount equal to 100% of such commitments. The Borrower shall give the Agent notice of any reduction of the Commitments under this subsection (d) no later than the effective date of such reduction, specifying the effective date of such reduction and the amount thereof.
(e)    Promptly following receipt of any notice from the Borrower referred to in subsection (a), (b), (c) or (d) of this Section, the Agent shall advise the Lenders of the contents thereof. Any termination or reduction of the Commitments shall be permanent.

Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
Section 2.09.    Repayment of Loans. The Borrower shall repay on the Maturity Date the then-outstanding principal amount of each Loan.
Section 2.10.    Interest on Loans. The Borrower shall pay interest on the unpaid principal amount of each Loan from the Funding Date until such principal amount shall be paid in full, at the following rates per annum:
(a)    Base Rate Loans. At all times that such Loan is a Base Rate Loan, a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Base Rate Margin, payable quarterly in arrears on the tenth Business Day of each April, July, October and January and on the date such Loan shall be paid in full; provided, that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the Base Rate plus the Applicable Base Rate Margin in effect from time to time. The Agent shall provide notice (which may be telephonic) to the Borrower of the amount of interest due and payable on Base Rate Loans by a date not later than the date such payment is due; provided, however, that the Agent’s failure to give such notice shall not discharge the Borrower from the payment of interest but shall only delay the due date of such interest until such telephonic notice is given. “Applicable Base Rate Margin” means, at any time, a rate per annum determined in reference to the rates under the column “Applicable Base Rate Margin” set forth below on the basis of the Credit Ratings at such time.
(b)    Daily Simple SOFR Loans. At all times that such Loan is a Daily Simple SOFR Loan, a rate per annum equal to the Adjusted Daily Simple SOFR in effect from time to time plus the Applicable Daily Simple SOFR Margin, payable monthly in arrears on each date that is on the numerically corresponding day in each calendar month that is one month after date of the Borrowing of which such Loan is a part (or, if there is no such numerically corresponding day in such month, then the last day of such month) and on the date such Loan shall be paid in full; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the Adjusted Daily Simple SOFR plus the Applicable Daily Simple SOFR Margin in effect from time to time. “Applicable Daily Simple SOFR Margin” means, at any time, a rate per annum determined in reference to the rates under the column “Applicable Term SOFR Margin and Applicable Daily Simple SOFR Margin” set forth below on the basis of the Credit Ratings at such time.
(c)    Term SOFR Loans. At all times that such Loan is a Term SOFR Loan, a rate per annum equal at all times during any Interest Period applicable to such Loan to the Adjusted Term SOFR for such Interest Period plus the Applicable Term SOFR Margin, payable on the last day of such Interest Period (or in the case of a Term SOFR Loan with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period) and on the date such Loan shall be paid in full; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above (x) if the originally scheduled Interest Period shall then be in effect, the sum of Adjusted Term SOFR for such Interest Period plus the Applicable Term SOFR Margin then in effect with respect to such Loan, and (y) in all other cases, the Base Rate plus the Applicable Base Rate Margin in effect from time to time. “Applicable Term SOFR Margin” means, at any time, a rate per annum determined in reference to the rates under the column “Applicable Term SOFR Margin and Applicable Daily Simple SOFR Margin” set forth below on the basis of the Credit Ratings at such time.

Credit Rating From S&P/Moody’s/Fitch	Applicable Term SOFR Margin and Applicable Daily Simple SOFR Margin	Applicable Base Rate Margin
≥ A- / A3 / A-	75.0 bps	0 bps
≤ BBB+ / Baa1 / BBB+	87.5 bps	0 bps

Section 2.11.    Additional Interest on Loans. If any Lender is required, as a result of a Change in Law, to comply with any reserve ratio requirement or analogous requirement of any     central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, the Borrower shall pay to such Lender such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan (or, prior to the Funding Date, on the date on which the Commitment of such Lender terminates); provided that the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Agent) of such additional costs from such Lender with a reasonably detailed explanation of the regulatory requirements imposing such costs and a calculation of the allocation of such costs to the relevant Commitment or Loan (or if a Lender fails to give notice ten (10) days prior to the relevant interest payment date, such additional interest shall be due and payable ten (10) days from receipt of such notice); provided further, that such amounts shall be proportionate to the amounts that such Lender charges other borrowers or account parties for such reductions suffered on loans in connection with substantially similar facilities as reasonably determined by such Lender acting in good faith. For the avoidance of doubt, no amount shall be payable under this Section 2.11 to the extent duplicative of amounts required to be reimbursed pursuant to Section 2.15. Notwithstanding the foregoing, if any reserves described in this Section 2.11 are based upon the financial strength or creditworthiness of a Lender, for the purposes of calculating the actual costs of a Lender with respect to such reserves, each such Lender shall be deemed to be in the highest applicable category of financial strength or creditworthiness.
Section 2.12.    Interest Rate Determination. (a) Subject to clause (b) of this Section 2.12, if:
(i)    the Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term SOFR Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR or the Term SOFR (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR or the Daily Simple SOFR; or
(ii)    the Agent is advised by the Majority Lenders that (A) prior to the commencement of any Interest Period for a Term SOFR Borrowing, the Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing;
then the Agent shall give notice thereof (which may be by telephone) to the Borrower and the Lenders as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, (A) any request for the Conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing and any Notice of Borrowing that requests a Term SOFR Borrowing shall instead be deemed to be a request or a Notice of Borrowing, as applicable, for (x) a Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.12(a)(i) or 2.12(a)(ii) on such day or (y) a Base Rate Borrowing if the Adjusted Daily Simple SOFR is also the subject of Section 2.12(a)(i) or 2.12(a)(ii) on such day, (B) if any Term SOFR Loan or Daily Simple SOFR Loan is outstanding on the day of the Borrower’s receipt of such notice from the Agent with respect to the Relevant Rate applicable to such Loan, then (1) such Term SOFR Loan shall on the last day of the Interest Period applicable thereto convert to, and shall constitute, (x) a Daily Simple SOFR Loan so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.12(a)(i) or 2.12(a)(ii) on such day or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR is also the subject of Section 2.12(a)(i) or 2.12(a)(ii) on such day, and (2) such Daily Simple SOFR Loan shall on such day convert to, and shall constitute, a Base Rate Loan.
(b)    (i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.
(ii)     Notwithstanding anything to the contrary herein or in any other Loan Document, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)        The Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12.
(iv)        Notwithstanding anything to the contrary herein or in any other Loan     Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of Term SOFR Loans or Daily Simple SOFR Loans, or any request for Conversion to or continuation of Term SOFR Loans, to be made, Converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for (A) a borrowing of, Conversion to or continuation of a Term SOFR Loans into a request for a borrowing of or Conversion to (x) Daily Simple SOFR Loans so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) Base Rate Loans if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event and (B) a borrowing of Daily Simple SOFR Loans into a request for a borrowing of Base Rate Loans. Furthermore, if any Term SOFR Loan or Daily Simple SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Relevant Rate applicable to such Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.12(b), (1) any Term SOFR Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), convert to, and shall constitute, (x) a Daily Simple SOFR Loan so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event on such day or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event on such day and (2) any Daily Simple SOFR Loan shall on such day convert to, and shall constitute, a Base Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
Section 2.13.    Voluntary Conversion or Continuation of Loans. The Borrower may on any Business Day, upon notice given to the Agent not later than the time that a Notice of Borrowing would be required to be given under Section 2.02(a) if the Borrower were requesting a Borrowing of the Type resulting from such Conversion or continuation, and subject to the provisions of Section 2.12 and the provisos in this Section 2.13, Convert all or any part of the Loans of one Type comprising the same Borrowing into Loans of another Type or continue all or any part of the Loans of one Type comprising the same Borrowing as Loans of the same Type; provided, however, that any such Conversion or continuation of any Term SOFR Loans shall be made on, and only on, the last day of an Interest Period for such Term SOFR Loans; and provided, further, that no Loan may be Converted into or continued as a Term SOFR Loan or a Daily Simple SOFR Loan at any time that a Default or Event of Default has occurred and is continuing, unless the Majority Lenders shall have consented to such Conversion or continuation. Each such notice shall be signed by a Responsible Officer of the Borrower and shall, within the restrictions specified above, specify (i) the date of such Conversion or continuation, (ii) the Loans to be Converted or continued, and (iii) whether the resulting Borrowing is to be a Base Rate Borrowing, a Daily Simple SOFR Borrowing or a Term SOFR Borrowing. If the Borrower fails to deliver a timely notice under this Section 2.13 with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid or prepaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to continue as a Term SOFR Borrowing with an Interest Period of one month.
Section 2.14.    Prepayments of Loans. (a) Subject to Section 9.04(b), if applicable, the Borrower may, following notice given to the Agent by the Borrower pursuant to delivery of a notice of prepayment (“Notice of Prepayment”), in substantially the form of Exhibit B-2 hereto, (i) not later than 11:00 a.m. (New York City time) on the proposed date of prepayment, such notice specifying the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall prepay the outstanding principal amounts of the Base Rate Loans comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, (ii) not later than 11:00 a.m. (New York City time) five (5) Business Days prior to the proposed date of prepayment, such notice specifying the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall prepay the outstanding principal amounts of the Daily Simple SOFR Loans comprising a Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid and (iii) not later than 11:00 a.m. (New York City time) three (3) Business Days prior to the proposed date of prepayment, such notice specifying the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall prepay the outstanding principal amounts of the Term SOFR Loans comprising a Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid. Each partial prepayment shall be in an aggregate principal amount not less than $1,000,000.
(b)    In the event and on each occasion that, after the making of the Loans on the Funding Date, the Borrower or any Subsidiary receives any Net Cash Proceeds in respect of a Reduction/Prepayment Event, the Borrower shall, on or prior to the fifth Business Day after the receipt of such Net Cash Proceeds by the Borrower or any Subsidiary, prepay Loans in an amount equal to the lesser of (i) the aggregate principal amount of the Loans then outstanding and (ii) 100% of such Net Cash Proceeds, together with accrued interest to the date of such prepayment on the principal amount prepaid. The Borrower shall give the Agent notice of any prepayment required under this subsection (b) as promptly as practicable following the occurrence of the applicable Reduction/Prepayment Event, specifying the date of the occurrence thereof, providing a reasonably detailed calculation of the amount of such prepayment and selecting the Borrowing or Borrowings to which such prepayment is to be applied. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.
(c)    [Reserved].
(d)    Notwithstanding anything to the contrary contained in this Agreement, a Notice of Prepayment given under subsection (a) above may state that such Notice of Prepayment is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the date of such prepayment) if such condition is not satisfied.

Section 2.15.    Increased Costs and Reduced Return. (a) If, due to a Change in Law (other than any change by way of imposition or increase of reserve requirements pursuant to Section 2.11) there shall be any increase on or after the date hereof in the cost to any Lender of agreeing to make or making, funding or maintaining Term SOFR Loans or Daily Simple SOFR Loans by an amount deemed by such Lender to be material, then the Borrower shall from time to time, within 15 days after demand by such Lender, accompanied by the certificate required therefor under Section 2.15(c) (with a copy of such demand and such certificate to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that any such amount or amounts shall not be duplicative of any amounts to the extent otherwise paid by the Borrower under any other provision of this Agreement; provided further, that such amounts shall be proportionate to the amounts that such Lender charges other borrowers or account parties for such reductions suffered on loans in connection with substantially similar facilities as reasonably determined by such Lender acting in good faith.
(b)    If any Lender shall have determined that a Change in Law (including, without limitation, any Change in Law with respect to any Taxes, other than (i) Indemnified Taxes, (ii) Other Taxes, (iii) any taxes excluded from the definition of Indemnified Taxes by Section 2.20(a)(i)(B), Section 2.20(a)(ii) or Section 2.20(a)(iii) and (iv) any Taxes described in Section 2.20(h) and Section 2.20(j)) has or would have the effect on or after the date hereof of reducing the rate of return on such Lender’s capital or liquidity or the capital or liquidity of any corporation controlling such Lender as a consequence of such Lender’s obligation hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance by an amount deemed by such Lender to be material, then the Borrower shall, from time to time, within 15 days after demand by such Lender, accompanied by the certificate required therefor under Section 2.15(c) (with a copy of such demand and such certificate to the Agent), pay to the Agent for the account of such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation for such reduction; provided that such amounts shall be proportionate to the amounts that such Lender charges other borrowers or account parties for such reductions suffered on loans in connection with substantially similar facilities as reasonably determined by such Lender acting in good faith; provided further that any such amount or amounts shall not be duplicative of any amounts to the extent otherwise paid by the Borrower under any other provision of this Agreement.
(c)    Each Lender will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. In determining such amount, such Lender may use any reasonable averaging and attribution methods. A certificate of any Lender claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and the basis for the calculation thereof shall be conclusive in the absence of manifest error.

(d)    The Borrower shall not be obligated to pay any additional amounts with respect to a demand under Section 2.15(a) or 2.15(b) that are attributable to the period (the “Excluded Period”) ending 90 days prior to the Borrower’s receipt of the certificate with respect to such demand required under Section 2.15(c); provided, however, that to the extent such additional amounts accrue during the Excluded Period because of the retroactive effect of the applicable law, rule, regulation, guideline or request promulgated during the 90 day period prior to the Borrower’s receipt of such certificate, the limitation set forth in this Section 2.15(d) shall not apply.
(e)    If any Lender shall subsequently recoup any costs (other than from the Borrower) for which such Lender has theretofore been compensated by the Borrower under this Section 2.15, such Lender shall remit to the Borrower an amount equal to the amount of such recoupment.
(f)    The obligations of the Borrower under this Section 2.15 shall survive the payment in full of the obligations hereunder and the termination of this Agreement.
Section 2.16.    [Reserved].
Section 2.17.    Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 a.m. (New York City time) on the day when due in Dollars to the Agent in same day funds, without set-off or counterclaim, by deposit of such funds to the Agent’s account maintained at the Payment Office. The Agent will give the Borrower prior notice of the due date of the principal of any Loan and of the due date and amount of any fees payable hereunder; provided that the failure to give any such prior notice shall not limit the Borrower’s liability for such payment, but shall delay the due date of such payment for purposes of Section 6.01(a) or 6.01(b), as applicable, by the number of days after such due date that such notice is given. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees received by it for the account of any Lender ratably (other than amounts payable pursuant to Section 2.11, 2.15 or 2.20 or as contemplated by Section 2.24) to the applicable Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement.
(b)    All computations of interest for Base Rate Loans determined by reference to the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by the Agent (or, in the case of Section 2.11, by a Lender) of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)    Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such cases be included in the computation of payment of interest or fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Term SOFR Loans or Daily Simple SOFR Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d)    Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due from the Borrower to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to it on such date and it may, in reliance upon such assumption, cause (but shall not be required to cause) to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent as applicable, each Lender shall repay to the Agent as applicable, forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent at the greater of (i) the NYFRB Rate and (ii) a rate determined by the Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing.
With respect to any payment that the Agent makes for the account of the Lenders hereunder as to which the Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
Section 2.18.    Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans made by it (other than pursuant to Section 2.11, 2.15 or 2.20 or as contemplated by Section 2.24) in excess of its ratable share of payments on account of the

Loans held by all the Lenders, such Lender shall forthwith purchase (for cash at face value) from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any other Loan Document (for the avoidance of doubt, as it may be amended from time to time), or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or other Affiliate thereof (as to which the provisions of this Section 2.18 shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.18 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were a Lender hereunder in the amount of such participation.
Section 2.19.    [Reserved].
Section 2.20.    Taxes. (a) Subject to Section 2.20(f), any and all payments by any Loan Party under the Loan Documents shall be made, in accordance with Section 2.17 and except as required by law, free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties, applicable thereto and all liabilities with respect thereto (collectively, “Taxes”), excluding, (i) in the case of each Lender and the Agent, (A) Taxes imposed on or measured by its net income, branch profits Taxes and franchise Taxes, in each case, imposed as a result of such Lender or the Agent (as the case may be) being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) and (B) any withholding Taxes (including any backup withholding Taxes) imposed by the United States of America with respect to payments under the Loan Documents under the laws (including any statute, treaty or regulation) in effect on the Effective Date (or, in the case of any assignee party to an Assignment and Acceptance, on the effective date of its becoming a “Lender” hereunder or the Lender changes its lending office), but not excluding any such withholding Taxes payable as a result of any change in such laws occurring on or after the Effective Date (or, in the case of any assignee party to an Assignment and Acceptance, after the effective date of its becoming a “Lender” hereunder) and not excluding such withholding Taxes on payments to an assignee to the extent amounts with respect to such Taxes would have been payable to the assignor pursuant to Section 2.20(f), (ii) in the case of each Lender, Taxes imposed on or measured by its net income, branch profits Taxes and franchise Taxes, in each case imposed as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any taxing authority thereof or therein (other than any such Taxes that would not be imposed but for such Person’s execution of, or exercise of any rights or remedies under, this Agreement or any other Loan Document), and (iii) any U.S. federal withholding Taxes imposed under FATCA (all such non-excluded Taxes being hereinafter referred to as “Indemnified Taxes”). Subject to Section 2.20(f), if any Loan Party or the Agent shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable under any Loan Document to any Lender or the Agent, (x) the sum payable by such Loan Party shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20(a)) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (y) such Loan Party or the Agent, as applicable, shall make such deductions and (z) such Loan Party or the Agent, as applicable, shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    In addition, the Borrower agrees to pay any present or future stamp, filing, intangible, recording, documentary or similar Taxes and any other excise or property Taxes, charges and similar levies which arise from any payment made by any Loan Party under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document, except any such Taxes imposed as a result of a present or former connection between the Agent or a Lender and the jurisdiction imposing such Tax (other than any such Taxes that would not be imposed but for such Person’s execution of, performance of or exercise of any rights or remedies under, or receiving payments under, this Agreement or any other Loan Document) with respect to an assignment (other than an assignment made pursuant to Section 2.21) (hereinafter referred to as “Other Taxes”).
(c)    The Loan Parties will jointly and severally indemnify each Lender and the Agent for the full amount of Indemnified Taxes and Other Taxes (including, without limitation, any Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.20) payable or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses reasonably incurred) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted; provided, however, that the Borrower shall not be obligated to make payment to such Lender or the Agent (as the case may be) pursuant to this Section 2.20(c) in respect of penalties, interest or expenses attributable to such Indemnified Taxes or Other Taxes if such penalties, interest or expenses are attributable to the gross negligence or willful misconduct of the Person seeking indemnification under this Section 2.20(c). This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor by delivering a certificate setting forth in reasonable detail the amount of the indemnification to be made hereunder and the basis for the calculation thereof, which certificate shall be conclusive in the absence of manifest error. The Borrower shall not be obligated to pay any indemnification with respect to a demand under this Section 2.20(c) related to amounts incurred more than 120 days prior to the Borrower’s receipt of the certificate with respect to such demand required under this Section 2.20(c); provided, that if the circumstances giving rise to such demand are retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect.
(d)    The Agent may, from time to time, request that the Borrower furnish (and the Borrower shall, reasonably promptly following any such request, furnish) to the Agent the originals or certified copies of receipts evidencing the payment of Indemnified Taxes or Other Taxes by and on behalf of the Borrower (or any other form, certificate or document reasonably acceptable to the Agent).
(e)    Without prejudice to the survival of any other agreement of the Loan Parties hereunder, the agreements and obligations of the Loan Parties contained in this Section 2.20 shall survive any assignment of rights by, or the replacement of, a Lender, and the payment in full of principal and interest hereunder and under the Notes.
(f)    (i) On or prior to the Effective Date (or, in the case of any assignee party to an Assignment and Acceptance, on the effective date of its becoming a “Lender” hereunder), each Lender organized under the laws of a jurisdiction outside the United States of America shall, to the extent it is legally entitled to do so, provide the Agent and the Borrower with the forms prescribed by the Internal Revenue Service of the United States of America or reasonably requested by the Agent or the Borrower certifying such Lender’s exemption from, or eligibility for a reduced rate of, withholding taxes imposed by the United States of America with respect to all payments to be made to such Lender under any Loan Document, and each such Lender shall thereafter provide the Agent and the Borrower with such supplements and amendments thereto and such additional forms, certificates, statements or documents as may from time to time be required by applicable law. If a Lender that is organized under the laws of a jurisdiction outside the United States of America shall fail to deliver, or improperly delivers, the forms, certificates, statements or documents required to be delivered by this Section 2.20(f)(i), then Section 2.20(a) shall not apply with respect to U.S. federal, state and local income taxes imposed on any payments made to or for the account of such Lender under any Loan Document to the extent that such taxes would not have been imposed but for such Lender failure to deliver or deliver properly the forms, certificates, statements or documents required to be delivered by this Section 2.20(f)(i), during the period that such failure or deficiency shall continue, and the Borrower or the Agent shall be permitted to withhold United States federal, state and local income taxes from any payments made under any Loan Document at the applicable statutory rate.
(ii)    [Reserved].
(iii)    [Reserved].
(iv)    Each Lender that is organized under the laws of the United States of America (or any state or political subdivision thereof) shall, on or prior to the Effective Date (or, in the case of any assignee party to an Assignment and Acceptance, on the effective date of its becoming a “Lender” hereunder), provide the Agent and the Borrower with two complete copies of Internal Revenue Service Form W-9, and each such Lender shall thereafter provide the Agent and the

Borrower with such supplements and amendments thereto and such additional forms, certificates, statements or documents as may from time to time be required by applicable law. If a Lender that is organized under the laws of the United States of America (or any state or political subdivision thereof) shall fail to deliver, or improperly delivers, the forms, certificates, statements or documents required to be delivered by this Section 2.20(f)(iv), then Section 2.20(a) shall not apply with respect to U.S. federal, state and local income taxes imposed on any payments made to or for the account of such Lender under any Loan Document to the extent that such taxes would not have been imposed but for such Lender’s failure to deliver or deliver properly the forms, certificates, statements or documents required to be delivered by this Section 2.20(f)(iv), during the period that such failure or deficiency shall continue, and the Borrower or the Agent shall be permitted to withhold United States federal, state and local income taxes from any payments made, under any Loan Document at the applicable statutory rate.
(v)    In addition to the requirements of Section 2.20(f)(i) and (f)(iv), each Lender that is entitled to an exemption from or reduction of withholding taxes with respect to payments made under any Loan Document shall deliver to the Agent and the Borrower, at the time or times reasonably requested by the Agent and the Borrower, such properly completed and executed documentation reasonably requested by the Agent and the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(i), (f)(iv) and (k)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(g)    If any Lender determines, in its sole discretion, exercised in good faith, that it has actually and finally realized, by reason of a refund, deduction or credit of any Indemnified Taxes or Other Taxes paid or reimbursed by the Borrower pursuant to this Section 2.20 in respect of payments under any Loan Document and that such refund, deduction or credit would result in the total payments under this Section 2.20 exceeding the amount needed to make such Lender whole, such Lender shall pay to the Borrower, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to such refund, deduction or credit, net of all reasonable out-of-pocket expenses incurred in securing such refund; provided, however, that (i) such Lender shall not be obligated to disclose to the Borrower any information regarding its tax affairs or computations and (ii) nothing contained in this Section 2.20(g) shall be construed so as to interfere with the right of any Lender to arrange its tax affairs as it deems appropriate.
(h)    Notwithstanding any provision in this Agreement to the contrary, for any period with respect to which any Lender (including any assignee party to an Assignment and Acceptance that becomes a “Lender” hereunder) has failed to deliver, or has improperly delivered, to the Borrower or the Agent (as the case may be) the appropriate form, certificate, statement or document required to be delivered in Section 2.20(f) or Section

2.20(k), such Lender shall not be entitled to indemnification under Section 2.20(c) for any Indemnified Taxes imposed by reason of such failure or improper delivery.
(i)    Any Lender claiming any indemnification or additional amounts payable pursuant to this Section 2.20 will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, any such indemnification or additional amounts and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
(j)    Notwithstanding any provision in this Agreement to the contrary, if any Lender changes its residence, principal place of business or Lending Office or takes any similar action (other than at the Borrower’s request or pursuant to Section 2.20(i)), and the effect of such change or action, as of the date thereof, would be to increase the additional amounts or indemnification that the Borrower is required to pay under Section 2.20(a) and Section 2.20(c) then the Borrower shall not be obligated to pay the amount of such increase.
(k)    If any payment made pursuant to the Loan Documents would be subject to U.S. federal withholding Tax imposed by FATCA if the recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such recipient shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such recipient has complied with such recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.20(k), “FATCA” shall include any amendments made to FATCA after the date hereof.
(l)    Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.08(e) relating to the maintenance of a Participant Register and (iii) any other Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (l).
Section 2.21.    Substitution of Lenders. In the event that (a) any Lender shall not have consented to any amendment to this Agreement requiring the consent of all Lenders whereas the Majority Lenders have consented; (b) any one or more Lenders, pursuant to Section 2.15 hereof, incurs any increased costs, receives a reduced payment or is required to make any payment for which any such Lender demands compensation pursuant to such Section, or makes a claim for indemnity or compensation under Section 2.20 hereof with respect to a payment when no other Lender makes a claim for indemnity or compensation under Section 2.20 with respect to such payment, in any such case which compensation or indemnity increases the effective lending rate of such Lender with respect to its share of the Loans in excess of the effective lending rate of the other Lenders, and such Lender has not mitigated such increased costs, reduced payment or additional payment within 30 days after receipt by such Lender from the Borrower of a written notice that such Lender’s effective lending rate has so exceeded the effective lending rate of the other Lenders or (c) any Lender is a Defaulting Lender; then and in any such event the Borrower may substitute for such Lender an existing Lender, or another financial institution which is reasonably acceptable to the Agent, to assume the Commitment of such Lender and to purchase the Loans of such Lender hereunder, without recourse to or warranty (other than as to unencumbered ownership) by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans then payable to such Lender plus any accrued but unpaid interest and accrued but unpaid fees with respect thereto; provided that in the case of clause (a) above, such substitute Lender shall have provided the applicable consent. Such purchase may be effected by execution and delivery by such Lender and its replacement of an Assignment and Acceptance in the manner described in Section 9.08(d). Upon such purchase, to the extent of the rights and benefits assigned, such Lender shall no longer be a party hereto or have any rights or benefits hereunder (except for rights or benefits that such Lender would retain hereunder upon termination of this Agreement) and the replacement Lender shall succeed to the rights and benefits, and shall assume the obligations, of such Lender hereunder and under such Lender’s Loans.
Section 2.22.    [Reserved].
Section 2.23.    [Reserved].
Section 2.24.    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Majority Lenders”.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 9.05) hereunder, shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the applicable conditions set forth in Article 3 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender until such time as all Loans are held by the Lenders pro rata as contemplated hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.    The Ticking Fees shall cease to accrue on the Commitment of that Defaulting Lender.
(b)    Defaulting Lender Cure. If the Borrower and the Agent agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will take such actions as the Agent may determine to be appropriate in connection with such Lender ceasing to be a Defaulting Lender, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 9.20, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE 3
Conditions of Lending
Section 3.01.    Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to (unless any such condition precedent is waived in accordance with Section 9.01) the satisfaction of the following conditions precedent:
(a)    The Agent shall have received on or before the Effective Date:
(i)    A fully executed copy of this Agreement and, for each Lender requesting the same at least two (2) Business Days prior to the Effective Date, a Note of the Borrower payable to such Lender.
(ii)    Certified copies of (A) the resolutions of the board of directors or other governing body of the Borrower approving this Agreement and the Notes; and (B) all documents evidencing other necessary corporate or other authorizing action on behalf of the Borrower, if any, with respect to this Agreement and the Notes.
(iii)    Signed copies of a certificate of the Secretary or an Assistant Secretary or other appropriate officer or representative of the Borrower certifying the names and true signatures of the officers or other representatives of the Borrower authorized to sign this Agreement and the Notes and the other documents or certificates to be delivered by the Borrower pursuant to this Agreement. The Agent may conclusively rely on such certificate until the Agent shall receive a further certificate of the Secretary or an Assistant Secretary or other representative canceling or amending the prior certificate and submitting the signatures of the officers or other representatives named in such further certificate.
(iv)    A customary certificate executed by a Responsible Officer of the Borrower certifying as to the condition specified in clause (b) below;
(v)    Favorable opinions of the General Counsel or a Deputy General Counsel of the Borrower and special counsel for the Borrower, in each case, in form and substance reasonably satisfactory to the Agent.
(vi)    (i) Upon the reasonable request of any Lender made at least ten (10) Business Days prior to the Effective Date, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act and (ii) a Beneficial Ownership Certification in relation to the Borrower if it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, in each case at least three (3) Business Days prior to the Effective Date.
(b)    As of the Effective Date, (i) all representations and warranties of the Borrower set forth in this Agreement are true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects and (ii) no Default or Event of Default has occurred and is continuing.
(c)    The Borrower shall have paid, on or prior to the Effective Date, all fees and expenses payable or reimbursable by it on or prior to the Effective Date under the Commitment Letter, the Fee Letter or this Agreement (in the case of expenses, to the extent invoiced at least two Business Days prior to the Effective Date).
Section 3.02.    Conditions Precedent to Funding. The obligation of each Lender to make a Loan hereunder shall be subject to (1) the occurrence of the Effective Date and (2) (unless any such condition precedent is waived in accordance with Section 9.01) the satisfaction of the following conditions precedent:
(a)    (i) The Frigeo Acquisition shall have been, or substantially concurrently with the funding of the Loans on the Funding Date shall be, consummated pursuant to, and in all material respects in accordance with, the terms of the Frigeo Acquisition Agreement as in effect on March 20, 2026, and as may be amended, supplemented or otherwise modified in accordance with subclause (ii) below) and (ii) no provision of the Frigeo Acquisition Agreement shall have been amended, supplemented or otherwise modified in any respect, or any provision or condition therein waived, or any consent granted thereunder (directly or indirectly), by the Borrower or any Subsidiary, if such amendment, supplementation, modification, waiver or consent would be materially adverse to the interests of the Lenders or the Arranger (in either case, in their capacities as such) without the Arranger’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), it being understood and agreed that (A) (x) any decrease in the purchase price not exceeding a 10% decrease in the aggregate purchase price consideration to be paid under the Frigeo Acquisition Agreement and (y) any other decrease in the aggregate purchase price consideration that is allocated to reduce the Loans on a dollar-for-dollar basis, in each case, will be deemed not to be materially adverse to the interests of the Lenders or the Arranger and will not require the prior written consent of the Arranger, (B) any increase in the aggregate purchase price consideration shall be deemed not to be materially adverse so long as such increase is funded by cash of Frigeo or amounts otherwise available to the Borrower on the Funding Date (other than debt for borrowed money that is not described in clauses (i) through (ix) of the definition of “Debt Incurrence”) or such increase is pursuant to any working capital or purchase (or similar) adjustment provisions set forth in the Frigeo Acquisition Agreement and (C) any amendment, modification or waiver with respect to the definition of “Material Adverse Effect” contained in the Frigeo Acquisition Agreement shall be deemed materially adverse to the Arranger and the Lenders.
(b)    The Agent shall have received (i) a customary certificate, dated as of the Funding Date and executed by a Responsible Officer of the Borrower, certifying that as of the Funding Date (A) no changes to the resolutions, organizational documents and incumbency certificates with respect to the Borrower following the Effective Date (or providing updates thereto) and (B) the conditions set forth in clauses (a), (c) and (e) of this Section have been satisfied, (ii) a solvency certificate from the chief financial officer or other officer with equivalent duties of the Borrower substantially in the form attached hereto as Exhibit E and (iii) a Notice of Borrowing in accordance with Section 2.02 (which shall not contain any representations or warranties).
(c)    At the time of and upon giving effect to the borrowing and application of Loans on the Funding Date, (i) all representations and warranties of the Borrower set forth in this Agreement shall be true and correct (1) in the case of the representations and warranties qualified as to materiality, in all respects and (2) otherwise, in all material respects and (ii) no Default or Event of Default shall have occurred and be continuing.
(d)    On or prior to the Funding Date, the Borrower shall have paid, and the Lenders, the Agent and the Arranger shall have received, all fees and expenses payable or reimbursable by the Borrower under the Commitment Letter, the Fee Letter and this Agreement on or prior to the Funding Date (in the case of expenses, to the extent invoiced at least two Business Days prior to the Funding Date).
(e)    No change, event, occurrence or development that has had, or would reasonably be expected to have, a Material Adverse Effect, shall have occurred since December 31, 2025.
ARTICLE 4
Representation and Warranties
Section 4.01.    Representations and Warranties of the Borrower. The Borrower represents and warrants to the Lenders and the Agent on the Effective Date and on the Funding Date (provided that the representation under subsection (v) below is only made as of the Funding Date), as follows:
(a)    The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
(b)    The execution, delivery and performance by the Borrower of this Agreement and its Notes are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s restated certificate of incorporation or by-laws or (ii)(A) any law or (B) any material contractual restriction binding on the Borrower; except, in the case of clause (ii), where such contravention would not reasonably be expected to result in a Material Adverse Effect.
(c)    No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes, except any such approvals, notices, actions or filings which have already been made, obtained or given.
(d)    This Agreement and the Borrower’s Notes are legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity.

(e)    The audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2025, and the related statements of income, cash flows and equity of the Borrower and its Consolidated Subsidiaries for the fiscal year then ended and the unaudited consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of March 31, 2025, June 30, 2025 and September 30, 2025 and the related statements of income, cash flows and equity of the Borrower and its Consolidated Subsidiaries for the fiscal quarters and the portions of the of the fiscal year then ended, copies of which have been filed with the Securities and Exchange Commission prior to the Effective Date, fairly present, in all material respects, the financial position of the Borrower and its Consolidated Subsidiaries as of such dates and the consolidated results of the operations and cash flows of the Borrower and its Consolidated Subsidiaries for the periods ended on such dates, all in accordance with GAAP (subject to year-end audit adjustments and the absence of footnotes in the case of quarterly financial statements).
(f)    There are no pending actions, suits or proceedings against the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which there is (in the best judgment of the Borrower) a reasonable possibility of an adverse decision which would adversely affect (i) the business taken as a whole, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, to the extent that there is (in the best judgment of the Borrower) a reasonable possibility that such decision would prevent the Borrower from repaying its obligations in accordance with the terms of this Agreement, or (ii) the legality, validity or enforceability of this Agreement or any Note, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity.
(g)    The Borrower and each of its Subsidiaries have timely filed all United States federal, state and other tax returns which are required to be filed by them and have timely paid all income and other Taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such Taxes or assessments, if any, (i) as are being contested in good faith by appropriate proceedings or (ii) the non-payment of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(h)    Each of the Borrower’s Significant Subsidiaries is duly organized, validly existing and in good standing (or the equivalent under applicable local law) under the laws of its jurisdiction of organization, and has all power and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except in each case where the failure to do so could not reasonably be expected to affect (i) the business taken as a whole, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries to the extent that there is a reasonable possibility that such failure would prevent the Borrower from repaying its obligations in accordance with the terms of this Agreement, or (ii) the legality, validity or enforceability of this Agreement, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity.

(i)    No Termination Event or Foreign Benefit Event has occurred that is reasonably expected, singly or together with other such events that have occurred, to result in a Material Adverse Effect.
(j)    [Reserved].
(k)    Neither the Borrower nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that is reasonably expected to result in a Material Adverse Effect.
(l)    Neither the Borrower nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, if as a result of such termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then being terminated is reasonably expected to result in a Material Adverse Effect.
(m)    The Borrower and its Subsidiaries are in compliance in all respects with all applicable Environmental Laws and have obtained and are in compliance with any permits, approvals or authorizations required pursuant to Environmental Law, and neither the Borrower nor any of its Subsidiaries has been cited in writing as being in violation of any Environmental Laws by any Governmental Authority responsible for or having jurisdiction over Environmental Laws or Hazardous Materials, except as would not reasonably be expected to result in a Material Adverse Effect.
(n)    There are no pending or, to the knowledge of the Borrower, threatened actions, suits or proceedings against the Borrower or any of its Subsidiaries before any court or arbitrator or other Governmental Authority pursuant to any Environmental Law, except as would not reasonably be expected to result in a Material Adverse Effect.
(o)    Except as would not reasonably be expected to have a Material Adverse Effect, there have been no Releases of Hazardous Materials at any property currently owned, leased or operated by the Borrower or any Subsidiary, or to the knowledge of the Borrower, at any locations formerly owned, leased or operated by the Borrower or any of its Subsidiaries.
(p)    As of the Effective Date, since December 31, 2025 there has been no Material Adverse Effect.
(q)    None of the Borrower, any of its Subsidiaries or any director, officer or, to the knowledge of any Responsible Officer of the Borrower, any employee of the Borrower or any of its Subsidiaries is a Person that is, or is owned 50% or more or controlled by Persons that are, on a list of designated persons maintained under any sanctions program administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union or the United Kingdom (such sanctions programs collectively, “Sanctions”) or is otherwise the target of any Sanctions. None of the Borrower, any of its Subsidiaries or any director, officer or, to the knowledge of any Responsible Officer of the Borrower, any employee of the Borrower or any of its Subsidiaries is a Person that is, or is owned 50% or more or controlled by Persons that are located, organized or resident in a country, region or territory that is the subject of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, Crimea, the so-called Donetsk Republic, the so-called Luhansk Republic, and the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, each a “Sanctioned Jurisdiction”). The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions.
(r)    The Borrower and its Subsidiaries are in compliance with all applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), in all material respects.
(s)    None of the Borrower nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
(t)    The proceeds of any Loan shall be applied for the purpose specified in Section 5.01(g). The Borrower is not engaged as a substantial part of its activities in the business of purchasing or carrying Margin Stock. The value of the Margin Stock owned directly or indirectly by the Borrower or any Subsidiary which is subject to any arrangement (as such term is used in Section 211.2(g) of Regulation U issued by the Federal Reserve Board) hereunder is less than an amount equal to twenty-five percent (25%) of the value of all assets of the Borrower and/or such Subsidiary subject to such arrangement.
(u)    As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
(v)    The Borrower and its Subsidiaries, taken as a whole, are Solvent, in each case after giving effect to the Transactions.
ARTICLE 5
Covenants of the Borrower
Section 5.01.    Affirmative Covenants. So long as any Note or Loan shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:
(a)    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all Taxes imposed upon it or upon its property except to the extent such Taxes are being contested in good faith, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
(b)    Reporting Requirements. Furnish to the Agent:

(i)    as soon as available (but in any event no earlier than the date such items are required to be filed by the SEC (after giving effect to any automatic extension available thereunder for the filing of such items)) and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the consolidated statements of income and shareholders’ equity and the consolidated statement of cash flows of the Borrower and its Consolidated Subsidiaries for such quarter or the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by a designated financial officer of the Borrower;
(ii)    as soon as available (but in any event no earlier than the date such items are required to be filed by the SEC (after giving effect to any automatic extension available thereunder for the filing of such items)) and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Consolidated Subsidiaries, containing financial statements for such year certified by PricewaterhouseCoopers LLP or other independent registered public accounting firm of nationally recognized standing (without a “going concern” or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date of a Loan occurring within one year from the time such opinion is delivered) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;
(iii)    within the designated time frame for the delivery of financial statements referred to in clauses (i) and (ii) above, a certificate of a designated financial officer of the Borrower (A) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.03 as of the date of such financial statements and (B) stating whether there exists on the date of such certificate any Default or Event of Default, and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking with respect thereto;
(iv)    promptly after the sending or filing thereof, copies of all reports which the Borrower sends generally to its security holders, and copies of all periodic reports (including reports on Form 8-K) and all registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission (other than registration statements on Form S-8 or Form 11-K, or registration statements on Form S-3 relating solely to the registration of securities for resale by the holders thereof);
(v)    promptly following any request therefor, information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act and, to the extent applicable, the Beneficial Ownership Regulation;
(vi)    [Reserved];
(vii)    [Reserved];
(viii)    [Reserved];
(ix)    [Reserved];
(x)    [Reserved];
(xi)    [Reserved];
(xii)    promptly and, in any event, within ten (10) Business Days after the Borrower acquires actual knowledge that any of its Credit Ratings has changed, written notice informing the Agent of such change;
(xiii)    promptly, and in any event as soon as reasonably practicable, such other information with respect to the condition or operations, financial or otherwise, of the Borrower or any Subsidiary or ERISA Affiliates as any Lender through the Agent may from time to time reasonably request, including, without limitation, Schedule SB to the annual reports (Form 5500 Series) filed with the Internal Revenue Service for each Plan; and
(xiv)    promptly, and in any event within five (5) Business Days upon any Responsible Officer of the Borrower obtaining actual knowledge thereof, written notice of (A) the occurrence of any Default or Event of Default that is then continuing, or (B) the occurrence of any other event or development that could reasonably be expected to have a Material Adverse Effect.
With respect to any financial statement, report or other document required to be delivered to the Agent pursuant to clauses (i), (ii) or (iv) above, the Borrower shall be deemed to have fulfilled its obligation to deliver such document to the extent that such document has been filed electronically with the Securities and Exchange Commission and is publicly available on the web site operated by the Securities and Exchange Commission on or before the date that such document is required to be delivered pursuant to such clause.
(c)    Corporate Existence. Subject to Section 5.02(b), preserve and keep, and will cause each of its Subsidiaries to preserve and keep, its corporate existence, rights, franchises and licenses in full force and effect, provided, however, that the Borrower may terminate the corporate existence of any Subsidiary, or permit the termination or abandonment of any Subsidiary, or permit the termination or abandonment of any right, franchise or license if, in the good faith judgment of the appropriate officer or officers of the Borrower, such termination or abandonment is not materially disadvantageous to the Borrower and its Subsidiaries, taken as a whole, and is not materially disadvantageous to the Lenders.

(d)    Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with sound and reputable insurers (or self-insure) covering all such properties and risks as is consistent with sound business practice.
(e)    Properties. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, in all material respects, its properties which are deemed by the Borrower or such Subsidiary to be necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted; provided that, nothing in this clause (e) shall prohibit the disposition of any property if, in the good faith judgment of the appropriate officer or officers of the Borrower, such disposition is in the best interest of the Borrower and such disposition is not otherwise prohibited under Section 5.02(b).
(f)    [Reserved].
(g)    Use of Proceeds. Use the proceeds of the Loans only (i) to finance the Frigeo Acquisition and to repay certain existing indebtedness of Frigeo in connection therewith and (ii) to pay fees, costs and expenses incurred in connection with the Transactions or the transactions contemplated by this Agreement.
(h)    Inspection Rights. Permit, and cause each of its Significant Subsidiaries to permit, representatives designated by the Agent, at the expense of the Agent, upon at least five (5) Business Days’ prior written notice (given to a senior financial officer of the Borrower), to visit and inspect its properties, and to discuss its financial affairs with its senior officers, and the Borrower will furnish to the Agent from the books of the Borrower and its Subsidiaries such financial information as the Agent shall reasonably request upon such reasonable conditions relating to confidentiality of the material and information so supplied as the Borrower may impose for compliance with Section 9.13, all at such reasonable times during regular business hours; provided that, all such inspections, discussions and information requests shall relate to compliance by the Borrower with the terms of this Agreement; provided further that, so long as no Event of Default has occurred and is continuing, such inspections shall be limited to not more than once per year; provided further that neither the Borrower nor any of its Subsidiaries shall be required to disclose any information subject to its attorney-client privilege; and provided further that neither the Borrower nor any of its Subsidiaries shall be required to disclose any information to the extent such disclosure is prohibited by applicable laws. The Agent may provide to any Lender such information obtained by the Agent as a result of such inspection as may reasonably be requested by such Lender subject to Section 9.13.
Section 5.02.    Negative Covenants. So long as any Note or Loan shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not, without the written consent of the Majority Lenders:
(a)    Liens, Etc. Create or suffer to exist, or permit any of its Consolidated Subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance (“Lien”) upon or with respect to any of its properties (other than Margin Stock), whether now owned or hereafter acquired, or assign, or permit any of its Consolidated Subsidiaries to assign, any right to receive income, in each case to secure any

Debt of any Person, other than (i) Liens securing Debt which in the aggregate principal amount does not exceed $500,000,000 outstanding at any time, (ii) Liens granted by any Consolidated Subsidiary as security for any Debt owing to the Borrower or to a Wholly-Owned Consolidated Subsidiary, (iii) Liens securing Debt permitted by Section 5.02(d)(iii); provided that (x) such Lien shall not apply to any other property or assets of the Borrower or its Consolidated Subsidiaries and (y) such Lien shall not have been incurred in anticipation of the acquisition of such Subsidiary, (iv) Liens securing Debt assumed in connection with the acquisition of any property or assets and any extension, renewal, refinancing or replacement thereof in whole or in part; provided that such renewal, refinancing or replacement does not increase the aggregate principal amount of such Debt (except for increases in an amount not to exceed accrued interest, premium, fees and expenses in connection therewith); provided further that (x) such Lien shall not apply to any other property or assets of the Borrower or its Consolidated Subsidiaries and (y) such Lien shall not have been incurred in anticipation of such acquisition and (v) Liens in favor of the Agent or any Lender pursuant to the Loan Documents;
(b)    Consolidations, Mergers and Sales of Assets. Consolidate with or merge with or into any other Person or sell, lease or otherwise transfer all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole (other than Margin Stock) to any other Person or permit any Significant Subsidiary to consolidate with, merge into or sell, lease or otherwise transfer all or substantially all of its assets to any Person other than the Borrower or a Wholly-Owned Consolidated Subsidiary except:
(i)    the Borrower may merge or consolidate with any other entity so long as the Borrower is the surviving entity in such transaction and immediately after consummation of such transaction no event has occurred and is continuing which constitutes a Default or Event of Default;
(ii)    the Borrower may merge into any other entity solely for the purpose of redomiciling so long as (x) the surviving entity in such transaction expressly assumes all of the obligations of the Borrower under this Agreement, under its Notes and under the Fee Letter or other agreements referred to in Section 2.07(b), (y) the surviving entity provides to the Agent and the Lenders all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Act and, to the extent such surviving entity qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, with results reasonably satisfactory to the Agent and each of the Lenders and (z) immediately after consummation of such transaction no Default or Event of Default has occurred and is continuing;
(iii)    [Reserved]; and
(iv)    any Significant Subsidiary may consolidate or merge with or sell, lease or otherwise transfer all or substantially all of its assets to any other Person so long as immediately after consummation of such transaction no event has occurred and is continuing which constitutes a Default or Event of Default.

(c)    Use of Proceeds for Securities Purchases. Use any proceeds of any Loan to acquire any security in any transaction which is subject to Section 13(d), 13(g) or 14(d) of the Exchange Act except to the extent such transaction complies with the Exchange Act and the rules and regulations thereunder.
(d)    Priority Debt. Permit any Subsidiary to create, incur or suffer to exist any Priority Debt except (i) Debt under the Loan Documents, (ii) Debt owed to the Borrower or a Subsidiary, (iii) Debt of one or more Subsidiaries existing at the time such Subsidiaries become Subsidiaries (and not incurred in anticipation thereof) and any extension, renewal, refinancing or replacement thereof in whole or in part; provided that such renewal, refinancing or replacement does not increase the aggregate principal amount of such Debt (except for increases in an amount not to exceed accrued interest, premium, fees and expenses in connection therewith), (iv) Debt assumed in connection with the acquisition of any property or assets (and not incurred in anticipation thereof) and any extension, renewal, refinancing or replacement thereof in whole or in part; provided that such renewal, refinancing or replacement does not increase the aggregate principal amount of such Debt (except for increases in an amount not to exceed accrued interest, premium, fees and expenses in connection therewith), (v) Debt secured by any Lien permitted by Section 5.02(a)(i) (and any guarantee of such Debt by any Subsidiary), (vi) in the case of Subsidiaries that are designated as borrowers under the Revolving Credit Agreement, Debt of such Subsidiaries under the Revolving Credit Agreement and (vii) other Debt in an aggregate principal amount outstanding at any time not greater than the greater of 25% of Consolidated Tangible Assets and $750,000,000 (it being understood that, for the purpose of calculating utilization of the basket in this clause (vii), Debt of a Subsidiary and guarantees of such Debt by any other Subsidiary shall not be double counted); provided that, for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred if, at the time of the creation, incurrence or assumption thereof, such Debt was permitted to be incurred pursuant to this clause (vii), notwithstanding a decrease after such time in the amount permitted under this clause (vii) as a result of a decrease in Consolidated Tangible Assets.
(e)    Sanctions. Use any part of the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person that, at the time of such funding is the target of Sanctions, or in any Sanctioned Jurisdiction, in each case, in violation of applicable Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any party hereto (including as Lender, Agent or otherwise).
(f)    FCPA. Use any part of the proceeds of any Loan in violation of, or for the purpose of breaching, the FCPA or any other applicable anti-corruption law.
Section 5.03.    Financial Covenant. The Borrower will maintain as of the last day of each Measurement Period a ratio of Consolidated EBITDA to Consolidated Interest Expense of not less than 3.5:1.0.

ARTICLE 6
Events of Default
Section 6.01.    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    the Borrower shall fail to pay any principal of any Loan when due;
(b)    the Borrower shall fail to pay any fee under this Agreement or any interest on any Loan within ten (10) days after the due date thereof;
(c)    any written representation or warranty made by the Borrower herein or in connection with this Agreement or by any Subsidiary Guarantor in any Subsidiary Guaranty shall prove to have been incorrect in any material respect when made; provided that if any such representation or warranty shall have been incorrect through inadvertence or oversight, no Event of Default shall occur if such representation or warranty shall be made correct within 30 days after the Borrower shall have discovered the error;
(d)    the Borrower shall fail to perform or observe any of the covenants contained in Section 5.01(b)(xiv)(A), Section 5.02 (other than with respect to any involuntary Lien for purposes of Section 5.02(a)) or Section 5.03; or the Borrower or any Subsidiary Guarantor shall fail to perform or observe any other term, covenant (including Section 5.02(a) with respect to any involuntary Lien) or agreement contained in this Agreement or any Subsidiary Guaranty, other than those referred to in clause (a) or (b) above, on its part to be performed or observed and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent;
(e)    the Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $250,000,000 (or its equivalent in any other currency) in the aggregate (but excluding the Loans) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, and shall not have been cured or waived; or any other default or failure to perform any other agreement under any agreement or instrument relating to any such Debt shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, and shall not have been cured or waived, if (x) such Debt is declared to be due and payable prior to the stated maturity thereof as a result of such default or failure to perform or (y) the effect of such default or failure to perform is to accelerate the maturity of such Debt;
(f)    the Borrower or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the event of any such proceeding instituted against the Borrower or any of its Significant Subsidiaries, such proceeding shall remain undismissed or unstayed for a period of 60 days or shall result in the entry of an order for relief, the appointment of a trustee or receiver, or other result adverse to the Borrower or such Significant Subsidiary; or the Borrower or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f);
(g)    any final, unsatisfied, undischarged, unpaid and unvacated judgment or order for the payment of money (to the extent not covered by insurance under which the insurer has not denied liability) in excess of $250,000,000 (or its equivalent in any other currency) shall be rendered against the Borrower or any of its Subsidiaries and (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and at such time, there is no stay of enforcement of such judgment or order then in effect, by reason of a pending appeal or otherwise or (ii) enforcement proceedings shall not have been commenced by any creditor upon such judgment or order and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(h)    a Change of Control shall have occurred;
(i)    a Termination Event or Foreign Benefit Event occurs which, singly or together with any other Termination Events and Foreign Benefit Events that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect; or
(j)    any Subsidiary Guaranty, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations under the Loan Documents, ceases to be in full force and effect; or the Borrower contests in writing the validity or enforceability of any Subsidiary Guaranty; or any Subsidiary Guarantor disavows any of its material obligations under any Subsidiary Guaranty;
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Loans to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Notes, the Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an Event of Default described in Section 6.01(f), (x) the obligation of each Lender to make Loans shall automatically be terminated and (y) the Notes, the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE 7
The Agent
Section 7.01.    Appointment and Authority. Each of the Lenders hereby irrevocably appoints Citibank, N.A. to act as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (except in respect of its approval rights set forth in Section 7.06).
Section 7.02.    Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
Section 7.03.    Exculpation Provisions. The Agent shall not have any duties or obligations, except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); and each other party hereto agrees that it will not assert any claim against the Agent based on an alleged breach of fiduciary duty by the Agent in connection with this Agreement, any other Loan Document and/or the transactions contemplated hereby or thereby;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be, or as the Agent shall believe in good faith to be, expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law;

(c)    shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Agent, the Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent herein;
(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.01 or Section 6.01) or (ii) in the absence of its own gross negligence or willful misconduct, with such absence to be presumed unless otherwise determined by a court of competent jurisdiction in a final and non-appealable judgment;
(e)    shall be deemed not to have knowledge of any Default unless and until written notice describing such Default (and stating that it is a “notice of default”) is given to the Agent by the Borrower or a Lender; and
(f)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the sufficiency, value, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Agent’s reliance on any Electronic Signatures transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page) or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items (which on their face are purported to be such items) expressly required to be delivered to the Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Agent.
Section 7.04.    Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 7.05.    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
Section 7.06.    Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with and with the approval of the Borrower (which approval shall not be unreasonably withheld), to appoint a successor, which shall be a Lender with an office in the United States, or an Affiliate of any such Lender with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.12, and all other indemnity, reimbursement and exculpatory provisions set forth in any Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Agent was acting as Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Agent.

(b)    [Reserved].
(c)    If the Person serving as the Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Agent and, with the written consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
Section 7.07.    Non-Reliance on the Agent, the Arrangers and the Other Lenders. Each Lender expressly acknowledges that neither the Agent nor the Arranger has made any representation or warranty to it, and that no act by the Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent or the Arranger to any Lender as to any matter, including whether the Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Agent and the Arranger it has, independently and without reliance upon the Agent, the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisals of, and investigations into, the business, prospects, operations, property, financial and other conditions and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Agent or the Lenders on the Effective Date.
Section 7.08.    No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the Arranger nor any other Person listed on the cover page hereof as a syndication agent or documentation agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder, provided that the Arranger and such other Persons shall have the benefit of the indemnities, reimbursement and exculpatory provisions set forth herein and in the other Loan Documents.
Section 7.09.    Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective Commitments at the time in effect (or, after the termination thereof, ratably according to their respective Loans at the time outstanding) (or, in the event no Commitments shall be in effect and no Loans shall be outstanding at such time, ratably according to their respective Commitments or Loans most recently in effect or outstanding, as applicable, prior to such time), from and against any and all Liabilities or expenses of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Agent under this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such Liabilities or expenses resulting from the Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment. Without limitation of the foregoing, each Lender agrees to reimburse the Agent, as applicable, promptly on demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document, including, without limitation, an exercise of rights pursuant to Section 5.01(h), to the extent that the Agent is not reimbursed for such expenses by the Borrower.
Section 7.10.    Recovery of Erroneous Payments. (a) Each Lender hereby agrees that (i) if the Agent notifies such Lender that the Agent has determined in its sole discretion that any funds received by such Lender from the Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Agent to any Lender under this Section 7.10 shall be conclusive, absent manifest error.
(b)    Each Lender hereby further agrees that if it receives a Payment from the Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)    The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any other Loan Party for the purpose of making such erroneous Payment.
(d)    Each party’s obligations under this Section 7.10 shall survive the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations under any Loan Document.
ARTICLE 8
[Reserved]
ARTICLE 9
Miscellaneous
Section 9.01.    Amendments, Etc. Except as provided by Section 2.12(b), no amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, in each case with the written consent of the Borrower (it being understood that the Borrower shall provide a copy to the Agent; provided that the failure of the Borrower to provide such copy shall not impact the effectiveness of such amendment on waiver) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall do any of the following: (i) increase the Commitment of any Lender without the consent of such Lender, (ii) extend the Maturity Date without the consent of each directly affected Lender or postpone the scheduled date of termination of any Commitment (including any such postponement of the scheduled date of termination as a result of any waiver, amendment or other modification to the definition of the term “Commitment Termination Date”) without the consent of each directly affected Lender, (iii) reduce the principal of, or rate of interest on, the Loans or the Notes owed to any Lender or any fees or other amounts payable to any Lender hereunder without the consent of such Lender; provided that, no amendment entered into pursuant to the terms of Section 2.12(b) nor any amendment to the default rate of interest set forth in Section 2.10(a), 2.10(b) or 2.10(c) shall constitute a reduction in the rate of interest or fees for purposes of this clause (iii), (iv) postpone any payment of principal of the Loans or the Notes on the Maturity Date or any scheduled payment date for interest on the Loans or the Notes owed to any Lender or any fees payable to any Lender hereunder without the consent of such Lender, (v) change the percentage of the Commitments, or of the aggregate unpaid principal amount of the Loans, which shall be required for the Lenders or any of the Lenders to take any action hereunder without the consent of each Lender, (vi) amend this Section 9.01 or (vii) change Section 2.18 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby, and (b) no amendment, waiver or consent shall, unless in writing and signed by the Agent, in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any other Loan Document.
Notwithstanding any provision herein to the contrary, if the Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect and such amendment shall become effective without any further action or consent of any other party to this Agreement.
Section 9.02.    Notices, Etc. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower, at 1 Ecolab Place, Saint Paul, MN 55102, Attention: Catherine Loh, Treasurer, Fax No.: (651) 306-5291, Tel: (651) 250-4195,

E-mail: catherine.loh@ecolab.com, with a copy to the Borrower at the same address, Attention: General Counsel, E-mail: GeneralCounsel@ecolab.com;
(ii)    if to any Lender, at its Lending Office (or telephone number, email address and fax number, as applicable) set forth in its Administrative Questionnaire; and
(iii)    if to the Agent, at Citibank, N.A., One Penns Way, Ops II, Floor 2, New Castle, Delaware 19720, Attention: Lending Agency, E-mail: usagencyservicing@citi.com.
or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent (or as to any Lender, by notice to the Agent and the Borrower). Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Notices and other communications to the Agent and the Lenders hereunder may be, in addition to e-mail, delivered or furnished by other electronic communication (including the Platform) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by such electronic communication. The Agent or the Borrower may each, in its discretion and in addition to e-mail, agree to accept notices and other communications to it hereunder by other electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to the Platform shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore; provided that if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    The Agent may, but shall not be obligated to, make materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Communications”) available to the Lenders by posting the Communications on

IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Agent to be its electronic transmission system (the “Platform”). The Borrower and each of the Lenders acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure, that the Agent is not responsible for approving or vetting the representatives or contacts of any Lenders that are added to the Platform, and that there may be confidentiality and other risks associated with such distribution. The Borrower and each of the Lenders hereby approve distribution of the Communications through the Platform and understand and assume the risks of such distribution.
The Borrower hereby further acknowledges that certain of the Lenders (each, a “Public Bank”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Communications that the Borrower intends are to be made available to Public Banks shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC”, the Borrower shall be deemed to have authorized the Agent and the Lenders to treat such Communications as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 9.13); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Agent and the Arranger shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.
(d)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE PLATFORM, EXCEPT, BUT SUBJECT TO SECTION 9.12, TO THE EXTENT

THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(e)    The Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Agent for purposes of Section 9.02. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of Section 9.02. Each Lender agrees to notify the Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.
(f)    Each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Bank agrees to cause at least one individual at or on behalf of such Public Bank to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Bank or its delegate, in accordance with such Public Bank’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.
(g)    The Borrower and each of the Lenders agrees that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Platform in accordance with the Agent’s generally applicable document retention procedures and policies.
(h)    Nothing herein shall prejudice the right of the Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 9.03.    No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, or any abandonment or discontinuance of steps to enforce such right, preclude any other or further exercise thereof or the exercise of any other right. The remedies provided hereunder and under any other Loan Document are cumulative and not exclusive of any remedies provided by law. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.01, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement and the making of Loans shall not be construed as a waiver of any Default, regardless of whether the Agent, any Lender or any Related Party of any of the foregoing may have had notice or knowledge of such Default at the time.
Section 9.04.    Costs and Expenses; Breakage. (a) The Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of one counsel for the Agent with respect thereto and with respect to advising the Agent as to rights and responsibilities under this Agreement and the other Loan Documents, and all reasonable and documented costs and expenses, if any, of the Agent and the Lenders (including, without limitation, reasonable and documented counsel fees and expenses of counsel to the Agent and the Lenders (but only for one firm of counsel for the Agent and the Lenders and, if reasonably necessary, for one local counsel to the Agent and the Lenders, taken as a whole, in any relevant jurisdiction (which may be one special counsel acting across multiple jurisdictions); provided that if representation of all such parties by one firm of counsel would be inappropriate due to the existence of an actual or potential conflict of interest, the Borrower shall pay the reasonable and documented out-of-pocket legal expenses of one additional firm of counsel for the affected parties, taken as a whole, in each relevant jurisdiction (which may be one special counsel acting across multiple jurisdictions)) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, in each case if an Event of Default exists, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 9.04(a).
(b)    If any payment of principal of any Term SOFR Loan or any Daily Simple SOFR Loan is made other than on the last day of the Interest Period or on the interest payment date for such Loan, as a result of acceleration of the maturity of the Loans or for any other reason, or if the Borrower fails to borrow, Convert or continue any Term SOFR Loan or any Daily Simple SOFR Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof) or fails to prepay any Term SOFR Loan or any Daily Simple SOFR Loan on a date specified therefor in any notice of prepayment given by the Borrower (whether or not such notice may be revoked in accordance with the terms hereof), then, in each such event, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses (but excluding loss of any Applicable Term SOFR Margin or any Applicable Daily Simple SOFR Margin), costs or expenses which it may reasonably incur as a result thereof, including, without limitation, any loss (but excluding loss of any Applicable Term SOFR Margin or any Applicable Daily Simple SOFR Margin), cost or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan. Such Lender’s demand shall set forth the reasonable basis for calculation of such loss, cost or expense. The obligations of the Borrower under this Section 9.04(b) shall survive the payment in full of the obligations hereunder and the termination of this Agreement.
Section 9.05.    Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making by the Majority Lenders of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes or the Loans due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Notes held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any such Note and although such obligations may be unmatured (other than as provided in clause (b) above); provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.
Section 9.06.    [Reserved].
Section 9.07.    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Lender that such Lender has executed it. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not (except as expressly permitted by Section 5.02(b)(ii)) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an assignee in accordance with the provisions of Section 9.08(a), (b) by way of participation in accordance with the provisions of Section 9.08(e) and (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.08(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants and, to the extent expressly contemplated hereby, the Arranger and the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 9.08.    Assignments and Participations. (a) Each Lender may, upon obtaining the prior written consent of the Agent (which consent shall not be unreasonably withheld or delayed), assign to one or more Lenders or other financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations so assigned, (ii) the amount of the Commitment or Loans of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) may be in the amount of such Lender’s entire Commitment or the entire principal amount of such Lender’s Loans but otherwise shall not be less than $10,000,000 and shall be an integral multiple of $1,000,000 unless the Borrower and the Agent otherwise consent, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall (A) execute and deliver to the Agent for its acceptance and recording in the Register, an Assignment and Acceptance and (B) deliver to the Agent a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recording fee, (v) if no Event of Default under Section 6.01(a), Section 6.01(b), Section 6.01(d) (with respect to an Event of Default under Section 5.03 only) or Section 6.01(f) has occurred and is continuing, the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed) shall be required for an assignment by a Lender to an assignee which is not a Lender or an Affiliate or Approved Fund of a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof, and (vi) consent of the Agent shall not be required for an assignment by a Lender to an assignee which is a Lender or an Affiliate or Approved Fund of a Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least two (2) Business Days after the execution thereof, the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(b)    By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) or 5.01(b) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(c)    The Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The Agent (or its designee) shall also reflect in the Register the transfer of any portion of any Lender’s interest in any Loans or any other obligations hereunder (collectively, the “Obligations”), and the Agent shall retain a copy of the assignment transferring the Obligations for the registration or transfer of the Obligations, and shall enter the names and addresses of the transferees of the Obligations. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. The Obligations are registered obligations and the right, title and interest of any Lender and/or its assignees in and to such Obligations shall be transferable only upon notation of such transfer in the Register (and each Note shall expressly so provide). This Section 9.08(c) shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related Treasury Regulations and solely for this purpose, the Agent (or its designee) shall be the Borrower’s agent for purposes of maintaining the Register and notations of transfer in the Register.
(d)    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Each party hereto agrees that (A) an assignment made pursuant to Section 2.21 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Agent and the assignee and (B) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to use commercially reasonable efforts to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
(e)    Each Lender may sell participations to one or more Lenders or other entities (other than a Defaulting Lender) in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Loans owing to it and Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note and the maker of any Loan for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) any agreement between such Lender and any participant in connection with such participating interest shall not restrict such Lender’s right to agree to any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Borrower therefrom, except (to the extent such participant would be affected thereby) a reduction of the principal of, or interest on, any Loan or postponement of any date fixed for payment thereof. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(f)    The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.15 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section 9.08; provided that such participant (i) agrees to be subject to the provisions of Sections 2.20(i) and 2.21 as if it were an assignee under paragraph (a) of this Section; and (ii) shall not be entitled to receive any greater payment under Sections 2.15 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation.

(g)    Notwithstanding any other provisions set forth in this Agreement, any Lender at any time may pledge or assign a security interest in any of its rights (including, without limitation, rights to payments of principal of and/or interest on the Loans) under this Agreement, including any pledge or assignment to secure obligations to any Federal Reserve Bank or any central bank having jurisdiction over such Lender, without notice to or consent of the Borrower, any other Lender or the Agent; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.09.    Consent to Jurisdiction. (a) The Borrower hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of any New York State or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent that it may legally do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or the transactions contemplated hereby in any New York State court or in any such Federal court, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)    Nothing in this Section 9.09 shall affect the right of the Agent or any Lender to serve legal process in any other manner permitted by law or affect the right of the Agent or any Lender to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdictions.
Section 9.10.    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT THE DETERMINATION OF WHETHER THE FRIGEO ACQUISITION HAS BEEN CONSUMMATED PURSUANT TO, AND IN ALL MATERIAL RESPECTS IN ACCORDANCE WITH, THE TERMS OF THE FRIGEO ACQUISITION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE DOMESTIC LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
Section 9.11.    Execution in Counterparts; Electronic Execution.
(a)    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement, the other Loan Documents and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice or communication delivered pursuant to Section 9.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Agent has agreed to accept any Electronic Signature, the Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, the Lenders and the Borrower, Electronic Signatures transmitted by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) agrees that the Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related

Person for any Liabilities arising solely from the Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 9.12.    Indemnification; Limitation of Liability.
(a)    Indemnification by the Borrower. The Borrower agrees to indemnify and hold harmless the Agent, each Lender and each Related Party of any of the foregoing (each, an “Indemnified Party”) from and against any and all Liabilities and related expenses (including, without limitation, fees and disbursements of counsel (but only for one firm of counsel for all the Indemnified Parties taken as a whole and, if reasonably necessary, for one local counsel to the Indemnified Parties, taken as a whole, in any relevant jurisdiction (which may be one special counsel acting across multiple jurisdictions)); provided that if, in the reasonable opinion of the relevant Indemnified Party, representation of all the Indemnified Parties by one firm of counsel would be inappropriate due to the existence of an actual or potential conflict of interest, the Borrower shall reimburse the reasonable out of pocket legal expenses of one additional firm of counsel to all affected Indemnified Parties, taken as a whole, in each relevant jurisdiction (which may be one special counsel acting across multiple jurisdictions)) which may be incurred by or asserted against any Indemnified Party in connection with or arising out of any investigation, litigation or proceeding related to the structuring, arrangement and syndication of the credit facility provided for herein, the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the other Loan Documents of their obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or the use of the proceeds of the Borrowings by the Borrower, whether or not such Indemnified Party is a party thereto; provided that such indemnity shall not, as to any Indemnified Party, be available (i) to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party, (ii)  to the extent such Liabilities are settled without the consent of the Borrower (such consent not to be unreasonably withheld), (iii) to the extent such Liabilities or related expenses are found by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from a breach in any material respect of the obligations of such Indemnified Party under the Loan Documents or (iv) to the extent such Liabilities or related expenses arise out of or in connection with any investigation, litigation or proceeding that does not involve an act or omission of the Borrower or any of its Subsidiaries and that is brought by an Indemnified Party against any other Indemnified Party (other than any such investigation, litigation or proceeding brought against the Agent or the Arranger solely in its capacity as such or in fulfillment of its role as the Agent or the Arranger or similar role under the Loan Documents). Each Lender agrees to give the Borrower prompt written notice of any investigation, litigation or proceeding which may lead to a claim for indemnification under this Section, provided that the failure to give such notice shall not affect the validity or enforceability of the indemnification hereunder. All amounts due under this Section shall be payable not later than twenty (20) Business Days after written demand therefor.
(b)    Limitation of Liability. (i) To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, (A) any claim against any Lender-Related Person, on any theory of liability, for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet and the Platform); provided that the foregoing shall not apply as to any Lender-Related Person to the extent such Liabilities are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Lender-Related Person, or (B) any Liabilities against any Lender-Related Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof.
(ii)    To the fullest extent permitted by applicable law, no Lender-Related Person shall assert, and each of them hereby waives, any Liabilities against the Borrower, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof; provided that nothing in this clause (ii) shall limit the Borrower’s indemnity and reimbursement obligations set forth in this Section or elsewhere in the Loan Documents.
(c)    Survival. The agreements in this Section shall survive the resignation of the Agent, the replacement of any Lender, the termination of all the Commitments and the repayment, satisfaction or discharge of all the other obligations hereunder.
Section 9.13.    Confidentiality. Each Lender hereby agrees that it will keep confidential any information from time to time supplied to it by or on behalf of the Borrower under Section 5.01(b) or otherwise in connection with this Agreement (such information, the “Information”) except that such Information may be disclosed (a) on a need-to-know basis, to its Affiliates and its Affiliates’ respective directors, officers, agents, advisors and employees for the evaluation of, administration of and enforcement of rights under the Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms of this Section 9.13), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority) (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, (x) notify the Borrower as promptly as practicable in advance of such disclosure, to the extent permitted by applicable law, rule or regulation and (y) so furnish only that portion of such Information which the applicable Person is legally required to disclose), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Person shall (x) notify the Borrower as promptly as practicable in advance of such disclosure, to the extent permitted by applicable law, rule or regulation and (y) so furnish only that portion of such Information which the applicable Person is legally required to disclose), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions no less restrictive than those in this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section, (i) to the extent such Information is independently discovered or developed by a party hereto without utilizing any Information received from or on behalf of the Borrower or violating the terms of this Section 9.13, (j) for purposes of establishing a “due diligence” defense, and (k) to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Loans. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information but in no event less than reasonable care. For the avoidance of doubt, nothing herein or in any other Loan Document shall prohibit any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority without any notification to any person. For the avoidance of doubt, nothing herein or in any other Loan Document shall prohibit any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory or self-regulatory authority without any notification to any person.
Section 9.14.    Non-reliance by the Lenders. Each Lender by its signature to this Agreement represents and warrants that (a) it has not relied in the extension of the credit contemplated by this Agreement, nor will it rely in the maintenance thereof, upon any assets of the Borrower or its Subsidiaries consisting of Margin Stock as collateral and (b) after reviewing the financial statements of the Borrower and its Subsidiaries referred to in Section 4.01(e), such Lender has concluded therefrom that the consolidated cash flow of the Borrower and its Subsidiaries is sufficient to support the credit extended to the Borrower pursuant to this Agreement.
Section 9.15.    No Indirect Security. Notwithstanding any Section or provision of this Agreement to the contrary, nothing in this Agreement shall (a) restrict or limit the right or ability of the Borrower or any of its Subsidiaries to pledge, mortgage, sell, assign, or otherwise encumber or dispose of any Margin Stock, or (b) create an Event of Default arising out of or relating to any such pledge, mortgage, sale, assignment or other encumbrance or disposition or any agreement with respect thereto.
Section 9.16.    Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG ANY OF THE PARTIES HERETO ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY HEREBY OR THEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.
Section 9.17.    USA Patriot Act Notification and the Beneficial Ownership Regulation. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act and/or the Beneficial Ownership Regulation, if applicable.
Section 9.18.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Agent and the Arranger are arm’s-length commercial transactions between the Borrower and its Affiliates on the one hand, and the Agent and the Arranger, on the other hand, (ii) the Borrower consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) none of the Agent, the Arranger or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agent, the Arranger and each Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates and none of the Agent, the Arranger or any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 9.19.    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.19, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 9.20.    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 9.21.    Lender Representations.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or its Affiliates or any other party hereto, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Borrowings, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Borrowings, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Borrowings, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Borrowings, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Borrowings, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or its Affiliates, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Borrowings, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 9.22.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 9.22(b), the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ECOLAB INC.
By:	/s/ Catherine K. Loh
Name: Catherine K. Loh
Title: Vice President and Treasurer

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO THE TERM CREDIT AGREEMENT OF ECOLAB INC. CITIBANK, N.A., as Agent and as a Lender,
By:	/s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO
THE TERM CREDIT AGREEMENT OF
ECOLAB INC.

BANK OF AMERICA, N.A., as a Lender
By:	/s/ Daniel Phelan
Name: Daniel Phelan
Title: Director

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO
THE TERM CREDIT AGREEMENT OF
ECOLAB INC.

BARCLAYS BANK PLC, as a Lender
By:	/s/ Timothy Uwemedimo
Name: Timothy Uwemedimo
Title: Authorized Signatory

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO
THE TERM CREDIT AGREEMENT OF
ECOLAB INC.

WELLS FARGO BANK, N.A., as a Lender
By:	/s/ Clare King
Name: Clare King
Title: Vice President

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO
THE TERM CREDIT AGREEMENT OF
ECOLAB INC.

GOLDMAN SACHS BANK USA, as a Lender
By:	/s/ Charles Johnston
Name: Charles Johnston
Title: Authorized Signatory

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO
THE TERM CREDIT AGREEMENT OF
ECOLAB INC.

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ Isha Raut
Name: Isha Raut
Title: Vice President

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO
THE TERM CREDIT AGREEMENT OF
ECOLAB INC.

Sumitomo Mitsui Banking Corporation, as a Lender
By:	/s/ Jun Ashley
Name: Jun Ashley
Title: Director

[Signature Page to Term Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Kyle Katterheinrich
Name: Kyle Katterheinrich
Title: Assistant Vice President

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO
THE TERM CREDIT AGREEMENT OF
ECOLAB INC.

BANCO SANTANDER, S.A. NEW YORK BRANCH, as a Lender
By:	/s/ Andres Barbosa
Name: Andres Barbosa
Title: Managing Director
By:	/s/ Carolina Gutierrez
Name: Carolina Gutierrez
Title: Executive Director

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO
THE TERM CREDIT AGREEMENT OF
ECOLAB INC.

MORGAN STANLEY BANK, N.A., as a Lender
By:	/s/ Katie Bodack
Name: Katie Bodack
Title: Authorized Signatory

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO
THE TERM CREDIT AGREEMENT OF
ECOLAB INC.

Standard Chartered Bank, as a Lender
By:	/s/ Matthew Davis
Name: Matthew Davis
Title: Executive Director, Financing Solutions

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO
THE TERM CREDIT AGREEMENT OF
ECOLAB INC.

BANK OF CHINA LIMITED, CHICAGO BRANCH, as a Lender
By:	/s/ Libo Sun
Name: Libo Sun
Title: SVP & Branch Manager

[Signature Page to Term Credit Agreement]

BANK SIGNATURE PAGE TO
THE TERM CREDIT AGREEMENT OF
ECOLAB INC.

The Northern Trust Company, as a Lender
By:	/s/ Jack Stibich
Name: Jack Stibich
Title: Vice President

[Signature Page to Term Credit Agreement]